UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Radian Group Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Radian Group Inc.

1601 Market Street

Philadelphia, Pennsylvania

19103-2337

800 523.1988

215 231.1000

April 18, 2006

Dear Stockholder:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Radian Group Inc., which will be held at Radian’s offices at 1601 Market Street, 11th Floor, Philadelphia, Pennsylvania 19103-2337, at 9:00 a.m. EDT on Tuesday, May 9, 2006. The accompanying Notice of 2006 Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders at the meeting.

Whether or not you plan to attend the upcoming meeting, please sign, date and return the enclosed proxy card as soon as possible so that your shares can be voted in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. Because the representation of stockholders at the meeting is very important, we thank you in advance for your participation.

Sincerely,

Howard S. Yaruss

Secretary

RADIAN GROUP INC.

1601 Market Street

Philadelphia, Pennsylvania 19103-2337

www.radian.biz

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

May 9, 2006

The 2006 Annual Meeting of Stockholders of Radian Group Inc., a Delaware corporation, will be held at Radian’s offices at 1601 Market Street, 11th Floor, Philadelphia, Pennsylvania 19103-2337, at 9:00 a.m. EDT on Tuesday, May 9, 2006 for the following purposes:

1.	To elect ten directors for terms of one year each, to serve until their successors have been duly elected and qualified;

2.	To consider and vote on a proposal to amend Radian’s Equity Compensation Plan to extend the term of the plan from December 31, 2006 through December 31, 2008;

3.	To ratify the selection of Deloitte & Touche LLP as Radian’s independent auditors for the year ending December 31, 2006; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record as of the close of business on March 14, 2006 will be entitled to notice of the annual meeting and to vote at the annual meeting and any adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection during normal business hours beginning April 28, 2006 at Radian’s offices at 1601 Market Street, 11th Floor, Philadelphia, Pennsylvania 19103-2337.

By Order of the Board of Directors,

Howard S. Yaruss

Secretary

Philadelphia, Pennsylvania

April 18, 2006

EACH STOCKHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. GIVING A PROXY DOES NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU CHOOSE TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

RADIAN GROUP INC.

1601 Market Street

Philadelphia, Pennsylvania 19103-2337

www.radian.biz

PROXY STATEMENT

FOR

2006 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

May 9, 2006

Radian’s board of directors is furnishing this proxy statement to solicit proxies for use at the 2006 Annual Meeting of Stockholders of Radian Group Inc. A copy of the notice of annual meeting accompanies this proxy statement. This proxy statement and the accompanying proxy card are being mailed to stockholders beginning approximately April 18, 2006 in order to furnish information relating to the business to be transacted at the meeting.

INFORMATION ABOUT VOTING

Who Can Vote

March 14, 2006 is the record date for the annual meeting. Only holders of record of our common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. On the record date, 83,290,347 shares of our common stock were outstanding. Each stockholder is entitled to one vote for each share of common stock owned of record at the close of business on the record date. No other class of our stock is outstanding, so no other class is entitled to vote at the meeting.

How Voting Works

The only way your shares can be voted on all of the proposals to be considered at the meeting is if you vote your shares in person at the meeting or authorize the voting of your shares by proxy. If you hold your shares through a broker (in “street name”), your broker will have provided you with instructions for voting your shares. The shares represented by a validly completed proxy card will be voted at the meeting in accordance with the instructions given on the proxy card. If you complete your proxy card properly, but do not give instructions on your proxy card as to how to vote your shares, your shares will be voted “For” the election of all directors nominated by our board of directors (Proposal 1) (and, if unforeseen circumstances make it necessary for our board of directors to substitute another person for any of the nominees, your shares will be voted for that other person), “For” the approval of the amendment to Radian’s Equity Compensation Plan (Proposal 2) and “For” the ratification of the selection of Deloitte & Touche LLP as Radian’s independent auditors (Proposal 3).

You may revoke your proxy at any time before it is voted by providing to our Secretary a written instrument revoking it or a duly executed proxy bearing a later date. You also may revoke your proxy by attending the annual meeting and giving notice of revocation. Attendance at the meeting, by itself, will not constitute revocation of a proxy.

Your voting instructions will remain confidential except (1) if you indicate otherwise in your instructions, (2) to allow the independent inspectors of election to certify the results of the vote on each matter, (3) in case of a contested proxy solicitation, or (4) as necessary to meet legal requirements or to assert or defend claims against Radian.

Your vote is important to Radian. We encourage you to complete, sign and return the proxy card accompanying this proxy statement even if you plan to attend the meeting. You can always change your vote before the meeting or at the meeting, as described above.

Votes Required for Approval

A quorum is necessary to conduct the business of the meeting. This means that holders of at least a majority of the shares entitled to vote must be present at the meeting, either in person or represented by proxy.

Assuming a quorum is present, the ten nominees for director receiving the highest number of “For” votes will be elected (Proposal 1). In the election of directors, votes may be cast “For” or “Withheld.” Votes that are withheld will be considered present for purposes of determining whether a quorum exists, but will be excluded entirely from the vote and will have no effect on the outcome.

Again assuming a quorum is present, the amendment to extend Radian’s Equity Compensation Plan (Proposal 2) and the ratification of the selection of Radian’s independent auditors (Proposal 3) each will be approved upon the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on such proposal. In addition, with respect to Proposal 2, under the listing requirements of the New York Stock Exchange (the “NYSE”), (1) at least a majority of the common stock outstanding and entitled to vote at the meeting must actually be voted on the proposal, and (2) votes in favor must constitute at least a majority of the votes cast.

Abstentions may not be specified for the election of directors (Proposal 1). Abstentions may be specified on Proposal 2 regarding the amendment to extend Radian’s Equity Compensation Plan and on Proposal 3 regarding ratification of the selection of Radian’s independent auditors. Abstentions will be considered present for purposes of determining whether a quorum exists, and will be counted as shares “entitled to vote” and as votes “cast” on such proposals. Accordingly, because they will not be counted as votes cast “For” Proposal 2 or Proposal 3, abstentions will have the same effect as votes “Against” such proposals.

A broker non-vote occurs when a member firm of the NYSE holding shares in “street name” for its customer votes the customer’s shares on one or more, but not all, matters on the proxy card because the broker did not receive instructions from its customer as to how to vote on the unvoted matter(s) and does not have authority to vote on the matter(s) without instructions from the customer. The missing vote on each such matter is the “broker non-vote.” Under the Delaware General Corporation Law, our by-laws and the NYSE listing requirements, all broker non-votes received at the meeting would:

(1)	be considered present for purposes of determining a quorum, but not be considered to represent shares “entitled to vote” or votes “cast”;

(2)	have no effect on the outcome of the election of directors, which requires the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors;

(3)	have no effect on the outcome of the vote on any matter the approval of which requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on such matter; and

(4)	have the effect of a vote against any matter the approval of which requires the affirmative vote of a majority of the outstanding shares entitled to vote on that matter (no such matter has been proposed for this year’s meeting).

Brokers have the authority to vote their customers’ shares with respect to the election of directors (Proposal 1) and the ratification of the selection of Radian’s independent auditors (Proposal 3) even if you do not instruct your broker how to vote on these matters. Brokers do not have authority to vote their customers’ shares with respect to the proposal to approve the amendment to Radian’s Equity Compensation Plan (Proposal 2) unless instructed how to vote.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that, in the absence of instructions to the contrary, only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you request one by (1) writing to: Radian Group Inc., Investor Relations, 1601 Market Street, Philadelphia, Pennsylvania 19103-2337 or (2) calling our Investor Relations department at (215) 231-1486. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address.

Where to Find Voting Results

We will announce the voting results at the conclusion of the annual meeting, and we will publish the voting results in our Quarterly Report on Form 10-Q for the second quarter of 2006, which we intend to file with the Securities and Exchange Commission (“SEC”) in early August 2006.

PROPOSALS REQUIRING YOUR VOTE

The proposals described below will be voted on at the meeting.

Proposal 1:    Election of Directors

Our board of directors currently consists of eleven directors, each serving a one-year term, including two members of management – Sanford A. Ibrahim, Radian’s Chief Executive Officer, and Roy J. Kasmar, Radian’s President and Chief Operating Officer. During 2005, in connection with Radian’s transition to a new Chief Executive Officer effective May 4, 2005, our board of directors split the roles of Chief Executive Officer and Chairman and appointed Herbert Wender as the non-executive Chairman of the Board. In the interest of further increasing board independence in 2006, our board of directors, upon the recommendation of the Governance Committee of the board, approved the nomination of only one member of Radian’s management – Mr. Ibrahim – to stand for re-election at the annual meeting of stockholders. Mr. Kasmar will continue to serve on the board until the annual stockholders’ meeting at which time the size of the board will be reduced from eleven to ten directors.

Proposal 1 is to elect the following ten nominees for a term beginning at the meeting and expiring at the 2007 annual meeting of stockholders or until the election and qualification of their respective successors or their earlier removal or resignation:

Herbert Wender

David C. Carney

Howard B. Culang

Stephen T. Hopkins

Sanford A. Ibrahim

James W. Jennings

Ronald W. Moore

Jan Nicholson

Robert W. Richards

Anthony W. Schweiger

All of the nominees were elected at the 2005 annual meeting of stockholders to one-year terms. For information regarding the director nominees, see the section of this proxy statement entitled “Corporate Governance Matters – Members of the Board of Directors Nominated for Re-election.”

The nominees have been nominated by our board of directors for re-election at the meeting, and have consented to be named in this proxy statement and to serve if elected.

Recommendation of the Board of Directors

Our board of directors unanimously recommends a vote “FOR” the election of the director nominees.

Proposal 2:    Amendment to Extend Radian’s Equity Compensation Plan

On February 7, 2006, upon the recommendation of the Compensation and Human Resources Committee of our board of directors, the board adopted an amendment to Radian’s Equity Compensation Plan that would, subject to stockholder approval, extend the term of the plan by two years, from its current expiration date of December 31, 2006 through December 31, 2008.

The Equity Compensation Plan provides Radian with various forms of equity compensation, described below, to attract, retain and motivate its officers, other key employees and directors. The Equity Compensation Plan currently is the only plan under which Radian can grant stock options and other equity awards.

A summary of the proposed amendment to Radian’s Equity Compensation Plan is set forth below, followed by a general description of the plan. The summary and description are qualified in their entirety by reference to the full text of the plan, a copy of which, as proposed to be amended and restated, is attached as Appendix A to this proxy statement.

Summary of Proposed Amendment

Extension of Plan Term.    The current term of the plan expires on December 31, 2006. Under the amended plan, the expiration date of the plan would be extended by two years, from December 31, 2006 through December 31, 2008. If Proposal 2 is approved, our board of directors intends to consider, prior to December 31, 2008, whether to seek stockholder approval for a further extension of the plan, or for a new plan. Neither the proposed extension of the term of the plan, nor the expiration of the plan, would have any effect on the term of outstanding stock options, phantom stock or other awards under the plan.

Remainder of Plan Unchanged.    The proposed amendment would not increase the number of shares of our common stock available under the plan, or amend any other provision of the plan as currently in effect.

Description of the Plan

General.    The plan authorizes the issuance of up to 9,400,000 shares of our common stock, of which there are approximately 2,300,000 shares remaining available for grants under the plan. As of April 12, 2006, the closing price of our common stock on the NYSE was $60.66 per share. Any shares subject to options or stock appreciation rights granted under the plan that terminate, expire or are cancelled without being exercised, and any shares of restricted stock or phantom stock that are forfeited, will become available for reissuance under the plan.

Administration of the Equity Compensation Plan.    The plan provides that it shall be administered by a committee of our board of directors, with grant decisions made by at least two non-employee directors. The Compensation and Human Resources Committee of our board of directors has been appointed by the board to administer the plan. The committee has the sole authority to determine:

•	who is eligible to receive awards granted under the plan;

•	the type, size and terms of the awards;

•	when the awards will be granted and the duration of any exercise or restriction period;

•	any restrictions on resale applicable to the shares to be issued or transferred pursuant to a grant; and

•	any other matters arising under the plan.

Grants.    Awards under the plan may consist of incentive stock options within the meaning of Section 422 of the Internal Revenue Code (referred to as “ISOs”), non-qualified stock options (referred to as “NQSOs”), restricted stock grants, stock appreciation rights (referred to as “SARs”), phantom stock and performance share awards. To date, all awards granted under the plan have been in the form of NQSOs, restricted stock and phantom stock.

Eligibility for Participation.    Officers and other employees of Radian (or its affiliates) are eligible to participate in the plan. Non-employee directors are eligible to participate in the plan, but are not permitted to receive grants of ISOs. As of April 1, 2006, all nine non-employee directors, nine executive officers and approximately 475 other employees participated in the plan. Under the plan, no grantee may receive options (and related stock appreciation rights) for more than 150,000 shares of our common stock for any calendar year.

Purchase Price, Term, Vesting and Method of Exercise of Stock Options.    The plan provides that the exercise price of our common stock subject to an ISO or NQSO shall not be less than its fair market value on the date the option is granted. If the grantee of an ISO owns more than 10% of the total combined voting power of all classes of our stock, the exercise price of the ISO must not be less than 110% of the fair market value of a share of our common stock on the date the option is granted.

The Compensation and Human Resources Committee determines the term for each option, up to a 10-year maximum (except the term of an ISO may not exceed five years if the grantee owns more than 10% of the total combined voting power of all classes of our stock). Unless otherwise specified in the grant letter, each option vests ratably over four years, beginning one year after the date of grant. As long as the grantee is still with Radian, if not sooner vested by its terms, each option fully vests upon the earliest of:

•	the grantee’s normal retirement date;

•	five years from the date of the grant;

•	the grantee’s death or disability; or

•	the occurrence of a change of control of Radian.

A grantee may pay the option price in cash or, with the consent of the Compensation and Human Resources Committee, shares of our common stock, or by making other arrangements satisfactory to us. Radian has not granted any ISOs under the plan.

Phantom Stock.    The Compensation and Human Resources Committee may grant phantom stock awards under the plan, which entitle the grantee to receive shares of our common stock on a vesting date (referred to in the plan as the conversion date) established by the committee. The phantom stock may be subject to further vesting restrictions, as the committee determines. Unless otherwise provided in a grant letter, if a grantee’s relationship with us terminates during any period in which vesting restrictions apply, the phantom stock grant terminates as to all shares covered by the grant as to which vesting restrictions have not lapsed and such shares will be forfeited. Our practice to date has been to grant phantom stock to directors with a vesting date upon the termination of the director’s relationship with us. In addition, we are also currently using phantom stock grants to fund the shares to be issued under our Performance Share Plan adopted in 2005. Each share of phantom stock is granted at full value with no exercise price. All phantom stock will be paid in whole shares of our common stock, with fractional shares paid in cash.

Restricted Stock.    The Compensation and Human Resources Committee may issue shares of our common stock under a grant of restricted stock under the plan. The shares underlying a grant are issued in consideration for cash or services rendered having a value, as determined by our board of directors, at least equal to the par value of the common stock. If a grantee’s relationship with us terminates while the shares are subject to restrictions imposed by the Compensation and Human Resources Committee, the restricted stock grant will terminate with respect to all shares that are subject to restrictions, and such shares must be immediately returned to us. While shares are subject to restrictions, a grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of our common stock, except to a successor grantee in the event of the grantee’s death. All restrictions imposed under a restricted stock grant lapse after the applicable restriction period or as the Compensation and Human Resources Committee may determine.

Stock Appreciation Rights.    The Compensation and Human Resources Committee may grant SARs to any grantee in tandem with a stock option for all or a portion of the applicable option, either when the option is granted or, in the case of an NQSO, at any time thereafter while the option remains outstanding. Upon the exercise of an option, the SARs relating to our common stock covered by such option terminate. Upon the exercise of any SARs, the related option terminates to the extent of an equal number of shares of our common stock.

Upon a grantee’s exercise of some or all of his or her SARs, the grantee receives in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash, our common stock or a combination thereof. The stock appreciation for an SAR is the difference between the exercise price as described below and the fair market value of the underlying common stock on the date of exercise of the SAR. The exercise price of a SAR is either:

•	the exercise price of the related stock option; or

•	the fair market value of a share of our common stock on the date of grant of the SAR, if the SAR is granted after the stock option and an exercise price equal to the option price would result in the disallowance of our expense deduction upon exercise of the SAR under Section 162(m) of the Internal Revenue Code.

A SAR is exercisable only for as long as the related stock option is also exercisable. Radian has not granted any SARs under the plan.

Performance Share Awards.    The plan also provides for the granting of performance share awards to key employees under our Performance Share Plan adopted in 2005. A performance share award may entitle the grantee to receive shares of common stock, contingent upon the satisfaction of certain performance goals established by the Compensation and Human Resources Committee.

Amendment and Termination of the Plan.    Our board of directors may amend or terminate the plan at any time. However, our stockholders and the Compensation and Human Resources Committee must approve any amendment to the extent required by applicable law, the SEC or NYSE regulations.

As proposed to be amended, the plan would terminate on December 31, 2008 unless terminated earlier by our board of directors or further extended by the board with the approval of our stockholders.

Amendment and Termination of Outstanding Grants.    A termination or amendment of the plan that occurs after a grant is made will not terminate or amend the grant unless the grantee consents or unless the Compensation and Human Resources Committee revokes or modifies a grant that is contrary to applicable law. The plan prohibits the repricing of grants without stockholder approval, except for exchanges in connection with a merger, consolidation, acquisition, reorganization, spin-off or other corporate transaction.

Adjustment Provisions; Change of Control of Radian.    The number or kind of shares of our common stock may change as a result of changes made to our common stock by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares or any other change in capital structure made without receipt of consideration.

If any such event happens, the number of shares of our common stock available for grants, the number of such shares covered by outstanding grants and the price per share or the applicable market value of such grants will be proportionately adjusted by the Compensation and Human Resources Committee to reflect any increase or decrease in the number or kind of shares of our common stock.

If a change of control of Radian occurs, (1) all options outstanding under the plan will become immediately vested and exercisable and (2) all restrictions on outstanding restricted stock and phantom stock grants will immediately lapse. A change of control of Radian occurs when:

•	a person or group, other than an employee, Radian, or an employee benefit plan of Radian or an affiliate, acquires 20% or more of the our shares then outstanding and entitled to vote for directors generally, or acquires substantially all of our assets; or

•	during any 24-month period, there is a change in the majority of our board of directors, unless at least 75% of the individuals who were directors at the beginning of the 24-month period approve the election or nomination of at least 75% of the new directors.

Federal Income Tax Consequences

The following summarizes the United States federal income tax consequences to grantees and to us of grants made under the Equity Compensation Plan. Grantees are urged to consult with their personal tax advisors concerning the application of the principles discussed below to their own situations and the application of state and local tax laws.

Non-Qualified Stock Options.    There are no federal income tax consequences to grantees or to us upon the grant of an NQSO. Upon the exercise of NQSOs, grantees will recognize ordinary income in an amount equal to the excess of the fair market value of the shares when exercised over the exercise price of the NQSO. We generally will be entitled to a corresponding income tax deduction. Grantees who are employees will be subject to income tax and FICA withholding. Upon the sale of shares acquired upon exercise of an NQSO, a grantee will have a long-term or short-term capital gain or loss in an amount equal to the difference between the amount realized upon the sale and the exercise price, plus the amount of ordinary income recognized by the grantee when the NQSO was exercised.

Incentive Stock Options.    Grantees will not be subject to income taxation upon the grant or exercise of ISOs, and we will not be entitled to an income tax deduction by reason of such grant or exercise. However, the amount by which the fair market value of the shares when exercised exceeds the option price is an item of tax preference subject to the alternative minimum tax applicable to the person exercising the ISO. If the grantee disposes of shares acquired upon exercise of an ISO more than one year after the exercise and two years after the grant of the ISO, the grantee will recognize long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the option price, and we will not be entitled to any tax deduction. For this purpose, a disposition of ISO shares includes not only a sale or exchange, but also a gift or other transfer (with certain exceptions such as transfers upon death).

If such a disposition occurs within one year from the date of exercise of the ISO or within two years from the date of grant, the grantee generally will recognize ordinary compensation income (not capital gain) equal to the lesser of the excess of the fair market value of the shares on the date of exercise over the option price, or the excess of the amount realized on the sale of the shares over the option price.

Any amount realized on a sale within one year from the date of exercise of the ISO or within two years from the date of grant in excess of the amount treated as ordinary compensation income (or any loss realized) will be a long-term or a short-term capital gain (or loss), depending upon the length of time the shares were held. We generally will be entitled to a tax deduction on such sale corresponding to the ordinary compensation income recognized by the grantee.

Phantom Stock.    The grantee will not recognize income upon the grant of phantom stock. Upon the vesting of phantom stock, the grantee will recognize ordinary compensation income equal to the fair market value of the shares of our common stock and any cash received. We generally are entitled to a corresponding deduction.

Restricted Stock.    A grantee normally will not recognize taxable income upon the award of a restricted stock grant, and we will not be entitled to a deduction, until such stock is transferable by the grantee or no longer subject to a substantial risk of forfeiture, whichever occurs earlier. However, a grantee will recognize ordinary compensation income on amounts paid as dividends on shares of restricted stock while the stock remains subject to restrictions. We will be entitled to a deduction in the same amount. When restricted stock is either transferable or is no longer subject to a substantial risk of forfeiture, the grantee will recognize ordinary compensation income in an amount equal to the difference between the fair market value of the common stock at that time and the amount paid by the grantee for the shares, if any, or the grantee’s other tax basis in the shares. We will be entitled to a deduction in the same amount. A participant may, however, elect under Section 83(b) of the Internal Revenue Code to recognize ordinary compensation income in the year the restricted stock grant is awarded in an amount equal to the difference between the fair market value of our common stock at that time, determined without regard to the restrictions, and the amount paid by the grantee for the shares, if any. In this event, we generally will be entitled to a deduction in the same year. Any gain or loss recognized by the grantee upon subsequent disposition of our common stock will be capital gain or loss. If, after making the election, any of our common stock subject to a restricted stock grant is forfeited, or if the market value declines during the restriction period, the grantee is not entitled to any tax deduction or tax refund.

Stock Appreciation Rights.    The grantee will not recognize any income upon the grant of a SAR. Upon the exercise of a SAR, the grantee will recognize ordinary compensation income in the amount of the cash and the fair market value of our shares of common stock received upon such exercise. We generally are entitled to a corresponding deduction.

Section 162(m).    Under the Equity Compensation Plan, grants of ISOs, NQSOs with an exercise price not less than fair market value on the date of grant, and related SARs are intended to meet the requirements of performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

Recommendation of the Board of Directors

Our board of directors believes that the proposal to approve the amendment to Radian’s Equity Compensation Plan is in the best interests of Radian and its stockholders and unanimously recommends a vote “FOR” the proposal.

Proposal 3:    Ratification of the Selection of Deloitte & Touche LLP as Radian’s Independent Auditors

The Audit and Risk Committee of our board of directors is responsible for selecting an independent registered public accounting firm to perform the annual audit of Radian’s financial statements. The Audit and Risk Committee’s selection of Deloitte & Touche LLP as Radian’s independent auditors for 2006 is being submitted to the stockholders for ratification. Deloitte & Touche LLP also served as Radian’s independent auditors for 2005. A representative of Deloitte & Touche LLP is expected to attend the meeting, will have an opportunity to make a statement if he or she desires, and will be available to respond to questions.

If the stockholders fail to ratify the appointment of Deloitte & Touche LLP, the Audit and Risk Committee will reconsider whether or not to retain the firm. You should note that, even if the selection of Deloitte & Touche LLP is approved at the annual meeting, the Audit and Risk Committee, in its discretion, may select new independent auditors at any time during the year if it determines that such a change would be in the best interests of Radian and its stockholders.

For additional information concerning Deloitte & Touche LLP, see “Matters Concerning Our Independent Auditors” below.

Recommendation of the Board of Directors

Our board of directors unanimously recommends a vote “FOR” the ratification of the selection of Deloitte & Touche LLP as Radian’s independent auditors.

Other Matters to be Acted on at the Meeting

We do not know of any other matters to be presented or acted on at the meeting. If any other matters are properly presented to the meeting for action, the shares represented by proxies will be voted in accordance with the best judgment of the person or persons voting those shares.

CORPORATE GOVERNANCE MATTERS

Members of the Board of Directors Nominated for Re-election

The following information is provided with respect to each of our directors who have been nominated for re-election to a new one-year term as a director.

Herbert Wender

Mr. Wender was named non-executive Chairman of Radian’s board of directors effective May 1, 2005. From May 1999 until the effective date of his appointment as non-executive Chairman, Mr. Wender served as Lead Director of Radian’s board of directors. Mr. Wender served as Chairman of the Executive Committee of Radian’s board of directors from May 1999 until the dissolution of this committee by the board of directors in September 2005. He served as the non-executive Chairman of Radian’s board of directors from August 1992 to May 1999. He was Chairman of the Board and Chief Executive Officer of Radian Guaranty Inc., Radian’s principal mortgage insurance subsidiary, from June 1983 until July 1992. Between 1998 and 2001, Mr. Wender served variously as a director and Vice Chairman of LandAmerica Financial Group, Inc., a title insurance company. Before that, he was Chairman of the Board and Chief Executive Officer of LandAmerica Financial Group’s corporate predecessor, Commonwealth Land Title Insurance Company. He has been a director of Radian since July 1992. Age: 68.

David C. Carney

Mr. Carney has served as President of Carney Consulting since March 1995. He served as Executive Vice President of Jefferson Health Systems, the parent company of a regional network of health care providers, from October 1996 until May 1999. Before that, he served as Chief Financial Officer of CoreStates Financial Corp, a banking and financial services holding company. Mr. Carney is a Certified Public Accountant and served as Philadelphia Area Managing Partner for Ernst & Young LLP from 1980 through 1991. Mr. Carney has served as a director of ImageMax, Inc., a provider of outsourced document management solutions, since 1997 and served as Chairman of the board of directors of ImageMax, Inc. from 1999 through December 2003. Mr. Carney also currently serves as a director of AAA Mid-Atlantic and Keystone Insurance companies. He has been a director of Radian since November 1992. Age: 68.

Howard B. Culang

Mr. Culang has been President of Laurel Corporation, a financial services firm, since January 1996. He has been Managing Member of JH Capital Management, a management company for a private equity fund, since July 1998, and Managing Member of Cognitive Capital Management, a management company for a private fund of funds, since January 2001. He has served in the past as Vice Chairman of Residential Services Corporation of America, the holding company for Prudential Home Mortgage, Lender’s Service, Inc. and Prudential Real Estate Affiliates, and as a Managing Director and member of the Executive Committee of the Prudential Home Mortgage Company. He has been a director of Radian since June 1999. Age: 59.

Stephen T. Hopkins

Mr. Hopkins is President of Hopkins and Company LLC, a management consulting business he formed in February 1999. From January 1976 to January 1999, he held a number of managerial positions with Federal Home Loan Mortgage Corporation, a government sponsored enterprise that purchases and securitizes qualified mortgage loans, serving as Senior Vice President and National Sales Director from April 1994 through August 1998. He has been a director of Radian since June 1999. Age: 55.

Sanford A. Ibrahim

Mr. Ibrahim became Radian’s Chief Executive Officer effective May 4, 2005. From 1999 until April 2005, Mr. Ibrahim was President and Chief Executive Officer of GreenPoint Mortgage Funding, Inc., a residential mortgage lender. GreenPoint Mortgage Funding, Inc. is a wholly-owned subsidiary of North Fork Bancorporation, Inc. and was a wholly-owned subsidiary of GreenPoint Financial Corp. before its merger with North Fork in 2004. In 1999, Mr. Ibrahim served as Chief Operating Officer of the combined mortgage businesses of GreenPoint Financial Corp. and, from 1997 through 1998, served as an Executive Vice President of GreenPoint Financial Corp. He serves as the non-executive Chairman of the Board of MERSCORP, Inc., a company owned by several mortgage industry participants that is dedicated to implementing an industrywide electronic registry for trading and delivering mortgages in the U.S. Mr. Ibrahim has been a member of the Residential Board of Governors of the Mortgage Bankers Association of America and is a member of the Board of Directors of the California Mortgage Bankers Association and the Institute for International Education. Age: 54.

James W. Jennings

Mr. Jennings was a partner in the Philadelphia office of the law firm of Morgan, Lewis & Bockius LLP from 1970 until his retirement in November 2002. He has been a director of Radian since January 1993. Age: 69.

Ronald W. Moore

Mr. Moore has been an Adjunct Professor of Business Administration at Harvard University, Graduate School of Business Administration, since 1990. Mr. Moore has been a director of Radian since November 1992. Age: 61.

Jan Nicholson

Ms. Nicholson has been President of The Grable Foundation, a private, charitable foundation that is dedicated to helping children and youth through improving their educational opportunities, since 1990. From 1998 to 2000, she was Managing Director of MBIA Insurance Corporation, a financial guaranty insurer, where she oversaw Portfolio Management and Strategic Risk Assessment functions. From 1994 to 1998, Ms. Nicholson was Managing Director in charge of Research and Development for Capital Markets Assurance Corporation, a financial guaranty insurer. Ms. Nicholson has been a director of Ball Corporation, a supplier of metal and plastic packaging products and of aerospace and other technologies, since 1994. Ms. Nicholson has been a director of Radian since 2003. Age: 61.

Robert W. Richards

Mr. Richards was Chairman of the board of directors of Source One Mortgage Services Corporation, a mortgage banking company, from 1989 until his retirement in 1996. He held a number of managerial positions with Source One from 1971 through 1996, serving as President from 1987 to 1989. He has been a director of Radian since November 1992. Age: 63.

Anthony W. Schweiger

Mr. Schweiger is President and Chief Executive Officer of The Tomorrow Group, LLC, a governance and management consulting firm. He also is a Principal of e-brilliance, LLC, an IT consulting firm. Prior to forming The Tomorrow Group, LLC, Mr. Schweiger served at different times as the President and Chief Executive Officer, and Executive Vice President/Chief Operating Officer, of Meridian Mortgage Corporation, a licensed mortgage lender. Mr. Schweiger has been a director of Paragon Technologies, Inc., a manufacturer of material handling machinery, since May 2001. He has been a director of Radian since November 1992. Age: 64.

Our board of directors has determined that the following members of the board, constituting a majority of the board, are “independent” under current NYSE listing standards: Mr. Wender, Mr. Carney, Mr. Culang, Mr. Hopkins, Mr. Jennings, Mr. Moore, Ms. Nicholson, Mr. Richards and Mr. Schweiger. In evaluating the independence of each of these directors, the board concluded that no direct or indirect relationship exists between Radian and each of these directors other than those compensatory matters that are a direct consequence of serving on our board of directors and which are detailed below in “Compensation of Directors and Executive Officers – Director Compensation.”

Meetings of the Board of Directors and its Committees

Our board of directors holds regular quarterly meetings, and holds special meetings as and when necessary. The board of directors met eight times during 2005. An executive session of the board was held in connection with each meeting. Each director participated in at least 75% of the meetings of the board of directors and the committees on which he or she served during 2005. In addition, the independent members of our board of directors hold meetings as and when necessary. In 2005, three meetings of our independent directors were held. Herbert Wender, the non-executive Chairman of the Board, presides over all meetings of the board, including meetings of the independent members of the board. All directors are expected to attend Radian’s annual stockholders’ meetings, and all of our directors attended last year’s annual stockholders’ meeting. The board of directors has the following standing committees:

Compensation and Human Resources Committee.    The members of the Compensation and Human Resources Committee are Messrs. Hopkins (Chairman), Culang, Moore and Schweiger, each of whom is independent under the NYSE’s listing standards. This committee oversees corporate compensation and benefit policies and programs for Radian and its subsidiaries, including matters regarding compensation of senior managers, and reviews the quality and depth of managers throughout Radian as well as Radian’s management development practices and programs. The Compensation and Human Resources Committee met four times during 2005. Please also refer to the section of this proxy statement entitled “Compensation of Directors and Executive Officers – Executive Compensation – Compensation and Human Resources Committee Report on Executive Compensation.”

Audit and Risk Committee.    The members of the Audit and Risk Committee are Mr. Carney (Chairman), Mr. Jennings, Ms. Nicholson and Mr. Richards, each of whom is independent under the NYSE’s listing standards, and each of whom meets the additional NYSE independence criteria applicable to audit committee members. This committee is responsible for selecting and overseeing the work of Radian’s independent auditors, reviewing Radian’s annual audited and interim financial results, reviewing Radian’s accounting and reporting principles and policies and overseeing Radian’s overall enterprise risk management. Our board has determined that Mr. Carney qualifies as an audit committee financial expert under the SEC’s rules and that he is independent under all applicable NYSE and SEC rules. The Audit and Risk Committee met twelve times during 2005. Please also refer to the section of this proxy statement entitled “Audit and Risk Committee Report.”

Governance Committee.    The members of the Governance Committee are Messrs. Schweiger (Chairman), Carney, Hopkins and Jennings, each of whom is independent under the NYSE’s listing standards. This committee oversees the process of board governance, which involves identifying and recommending candidates to become members of our board of directors for nomination by the board and election by Radian’s stockholders, recommending committee membership and chairperson appointments, conducting periodic board and individual director assessments, and examining Radian’s governance process in light of external and internal issues. The Governance Committee met five times during 2005.

Investment and Finance Committee.    The members of the Investment and Finance Committee are Messrs. Moore (Chairman), Jennings, Richards and Schweiger, each of whom is independent under the NYSE’s listing standards. This committee establishes investment policy guidelines for Radian and its subsidiaries, and regularly reviews the performance of the investment portfolio and of the investment professionals to ensure adherence to those guidelines. The Investment and Finance Committee met four times during 2005.

Credit Committee.    The Credit Committee was formed in March of 2005 to oversee Radian’s credit and risk management policies and procedures. The members of this committee are Mr. Culang (Chairman), Mr. Carney, Mr. Hopkins and Ms. Nicholson, each of whom is independent under the NYSE’s listing standards. The Credit Committee met three times during 2005.

Compensation and Human Resources Committee Interlocks and Insider Participation

The following directors – Messrs. Hopkins (Chairman), Culang, Moore, Richards and Schweiger, each of whom is independent under the NYSE’s listing standards – served on the Compensation and Human Resources Committee during 2005. No member of the Compensation and Human Resources Committee during 2005 (1) has ever been an officer or employee of Radian or any of its subsidiaries nor (2) had any relationship with Radian or its subsidiaries during 2005 that would require disclosure under Item 404 of Regulation S-K.

During 2005, no executive officer of Radian served as a director or member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any other entity, one of whose executive officers is or has been a director of Radian or a member of Radian’s Compensation and Human Resources Committee.

Certain Relationships and Related Party Transactions

No relationship or related party transaction currently exists or existed in 2005 that is required to be reported under Item 404 of Regulation S-K.

Information on Radian’s Website

The corporate governance section of Radian’s website (www.radian.biz) includes the following, each of which is also available in print and free of charge upon request:

Board Committee Charters.    Each of the committees of our board of directors operates under a written charter adopted by the full board. Each committee regularly considers the need for amendments or enhancements to its charter.

Guidelines of Corporate Governance.    Upon the Governance Committee’s recommendation, our board of directors adopted a set of Guidelines of Corporate Governance. Among other things, these guidelines delineate the qualifications and relative responsibilities of the board, its committees, the Chief Executive Officer and the non-executive Chairman.

Code of Conduct and Ethics.    Radian’s comprehensive Code of Conduct and Ethics is binding on all Radian employees and includes a “code of ethics” applicable to Radian’s senior executive officers. We intend to post on our website any amendments to, or waivers of, any provision of the Code of Conduct and Ethics that applies to our Chief Executive Officer, Chief Financial Officer or Controller and that relates to any element of the SEC’s definition of a “code of ethics.”

Stockholder Communication.     We encourage stockholders to freely communicate with management and the board. In that regard, we have established an email address that enables stockholders to convey their concerns, questions and comments to the members of our board. The address is: directors@radian.biz. In addition, interested persons may write to the Chairman, Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania 19103-2337 or to Howard S. Yaruss, Secretary, General Counsel and Corporate Responsibility Officer, at the same address. This contact information also is available on our website.

Any updated or amended versions of the items listed above are posted to Radian’s website promptly after adoption.

Consideration of Director Nominees

Director Qualifications.    Radian’s Governance Committee recommends candidates for nomination to our board of directors based on a number of factors, including diversity of experience, ability and willingness to devote ample time to service on the board, and financial expertise.

Identifying and Evaluating Director Nominees.    The Governance Committee evaluates candidates by reference to the qualifications stated above. When seeking and researching candidates for director, Radian’s Governance Committee generally uses the services of national search firms, which provide the committee with a professional biography of a candidate and perform background checks as requested by the Governance Committee. The Governance Committee also considers stockholder recommendations of candidates for membership on our board of directors that are submitted in accordance with the procedures described below. In either case, the Governance Committee will conduct one, and sometimes several, interviews of a candidate if after an initial evaluation it believes the candidate to be suitable. The committee also may discuss a candidate at multiple meetings and may have the candidate interview with management.

Stockholder Nominations and Recommendations.    Our by-laws describe the procedures for stockholders to follow in nominating candidates to our board of directors. For the 2007 Annual Meeting of Stockholders, stockholders may nominate a candidate for election to our board of directors by sending written notice to our Secretary at our principal office set forth on the cover page of this proxy statement, which must be received at least 60 days before the 2007 annual meeting (except that if we give less than 75 days’ notice or other public disclosure of the 2007 annual meeting, then the nomination must be received by our Secretary no later than the close of business on the 15th day after the day on which we mail the notice of the 2007 annual meeting or make such public disclosure). The notice to our Secretary must contain or be accompanied by the following information:

1.	The name, age, principal occupation, and business and residence address of each person nominated;

2.	The class and number of shares of Radian capital stock beneficially owned by each person nominated;

3.	Any other information about each person nominated that would be required under relevant SEC rules to be in a proxy statement for a meeting involving the election of directors;

4.	The name and record address of the stockholder making the nomination; and

5.	The class and number of shares of Radian capital stock owned by the stockholder making the nomination.

A copy of the full text of the relevant by-law provisions may be obtained upon written request directed to Radian’s Secretary at our principal office set forth on the cover page of this proxy statement. A copy of our by-laws is also posted on the corporate governance section of Radian’s website, www.radian.biz.

In addition to a stockholder’s ability to nominate candidates to serve on our board of directors as described above, stockholders also may recommend candidates to the Governance Committee for its consideration. The Governance Committee is pleased to consider recommendations from stockholders regarding director nominee candidates that are received in writing and accompanied by sufficient information to enable the Governance Committee to assess the candidate’s qualifications, along with confirmation of the candidate’s consent to serve as a director if elected. Such recommendations should be sent to our Secretary at our principal office set forth on the cover page of this proxy statement. Any recommendation received from a stockholder after January 1 of any year is not assured of being considered for nomination in that year.

Evaluations of Board and Committee Performance

During 2005, the Governance Committee conducted an annual assessment of each director’s board performance and reviewed the performance of the board as a whole and each of its committees. The contributions of individual directors were considered by the Governance Committee as part of its determination whether to recommend their nomination for re-election to our board of directors. In addition, each of the Audit and Risk, Compensation and Human Resources, and Credit committees of the board is required to, and conducted, a similar annual self-evaluation during 2005.

EXECUTIVE OFFICERS OF RADIAN

The following information is provided with respect to each of our current executive officers. Radian’s executive officers are appointed by our board of directors to serve in their respective capacities until their successors are duly appointed and qualified or until their earlier resignation or removal.

Sanford A. Ibrahim	Information about Mr. Ibrahim appears in the section of this proxy statement entitled “Corporate Governance Matters – Members of the Board of Directors Nominated for Re-election.”

Roy J. Kasmar

Mr. Kasmar has been the President and Chief Operating Officer of Radian since June 1999 and served in the same positions with Radian Guaranty Inc. from June 1999 to March 2006. He joined Amerin Guaranty Corporation, an Illinois domiciled insurer and wholly-owned subsidiary of Radian (“Amerin”), as Executive Vice President and Chief Operating Officer in May 1996 and became President and Chief Operating Officer of Amerin in November 1997. He has been a director of Amerin since December 1996, and he was a director of Amerin Corporation from September 1998 until its acquisition by Radian in June 1999, at which time he became a director of Radian. In the years before that, he was a member of the Operating Committee and managing director of the Capital Markets group with Prudential Home Mortgage, the Chief Operating Officer and Vice President in charge of secondary marketing of First Boston Capital Group, and Vice President in charge of secondary marketing of Chase Home Mortgage. Age: 50.

Mark A. Casale

Mr. Casale, President of Radian Guaranty Inc., Radian’s principal mortgage insurance subsidiary, was named to that position in March 2006. Mr. Casale joined Radian in May 2001 as Senior Vice President, Strategic Investments. He served in that position until February 2004, when he was appointed Senior Vice President, Capital Markets. In November 2005, Mr. Casale was appointed Executive Vice President, Mortgage Insurance. He served in that position until appointed to his current position with Radian Guaranty. Before joining Radian, from August 2000 until April 2001, Mr. Casale served as Vice President of Society Hill Capital Management, where he managed the research of, and investment in, publicly-traded debt and equity securities. From February 1992 until May 2000, Mr. Casale served as Senior Vice President, Corporate Finance Services and in various other management positions with Advanta Corp., a financial services company. Age: 41.

Stephen D. Cooke

Mr. Cooke, President of Radian Asset Assurance Inc., Radian’s principal financial guaranty subsidiary, was named to that position in July 2005. Mr. Cooke joined Radian Asset Assurance in September 2004 as Executive Vice President and Chief Legal Officer. Prior to joining Radian Asset Assurance, from April 2003 to September 2004, Mr. Cooke served as Executive Vice President and General Counsel of American Capital Access, a financial guaranty insurer. Prior to that, from February 2001 to March 2003, he served as special counsel in the New York office of the law firm of Cadwalader, Wickersham & Taft where he represented insurance companies and investment banking clients in insurance capital market transactions. From 1983 to 2000, Mr. Cooke worked for Ambac Assurance Corporation, a financial guaranty insurer, where he held the position of Managing Director and General Counsel during the majority of his seventeen-year tenure. Age: 52.

Suzanne Hammett

Ms. Hammett, Executive Vice President and Chief Risk Officer of Radian, joined Radian in July 2005. Prior to joining Radian, Ms. Hammett held a number of senior level positions with J.P. Morgan Chase & Co., a leading global financial services firm, and its predecessor companies, from 1977 to 2004. Most recently, from 2001 to 2003, Ms. Hammett served as Executive Vice President, Chief Credit Policy Officer for J.P. Morgan Chase. Prior to that role, Ms. Hammett served as Managing Director and Chief of Staff for the investment bank and Managing Director, Head of Credit Portfolio Management. Age: 52.

C. Robert Quint

Mr. Quint, Executive Vice President and Chief Financial Officer of Radian, was named to that position in April 1999. Mr. Quint joined Radian Guaranty Inc. as Vice President, Administration and Controller in August 1990. In January 1995, Mr. Quint was named Vice President, Finance and Controller of Radian and Radian Guaranty. He was appointed Senior Vice President, Chief Financial Officer of Radian and Radian Guaranty in January 1996. Age: 46.

Howard S. Yaruss

Mr. Yaruss, Executive Vice President, Secretary, General Counsel and Corporate Responsibility Officer of Radian, was named Executive Vice President in February 2002 and Corporate Responsibility Officer in November 2002. He joined Radian and Radian Guaranty Inc. in July 1997 as Senior Vice President, Secretary and General Counsel. Before that, he served as Vice President, Assistant General Counsel and Assistant Secretary of Capital Reinsurance Company, a reinsurance company. Age: 47.

John J. Calamari

Mr. Calamari, Senior Vice President and Corporate Controller of Radian, was named to that position in September 2002. He joined Radian in September 2001 as Vice President and Corporate Controller. Between 1999 and 2001, Mr. Calamari was a consultant to the financial services industry, in which role he structured new products and strategic alliances, established financial and administrative functions and engaged in private equity financings for start-up enterprises. Mr. Calamari served as Chief Accountant of Advanta Corp., a financial services company, from 1988 to 1998. Age: 51.

Robert E. Croner

Mr. Croner joined Radian in February 2004 as Senior Vice President, Human Resources. Previously, from 1996 to 2004, Mr. Croner was Vice President, Human Resources for Independence Blue Cross, a regional health insurance firm. In that role, Mr. Croner was responsible for all human resources activities and the division’s Support Administration functions. Age: 49.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

Security Ownership of Management

The following table shows all shares of Radian common stock that were deemed to be beneficially owned, as of March 20, 2006, by each director and nominee for director, each executive officer of Radian named in the Summary Compensation Table below, and the directors and all current executive officers of Radian as a group. In general, a person “beneficially owns” shares if he or she has, or shares with others, the right to vote or dispose of them, or if the person has the right to acquire them within 60 days of March 20, 2006 (such as by exercising options).

Name (1)	Shares Beneficially Owned (2)	Percent Of Class
Herbert Wender	134,787	*
David C. Carney	27,421	*
Howard B. Culang	19,012	*
Stephen T. Hopkins	19,012	*
Sanford A. Ibrahim	65,800	*
James W. Jennings	40,421	*
Ronald W. Moore	24,221	*
Jan Nicholson	8,192	*
Robert W. Richards	30,521	*
Anthony W. Schweiger	27,321	*
Roy J. Kasmar	97,497	*
Stephen D. Cooke	4,625	*
C. Robert Quint	275,148	*
Howard S. Yaruss	41,616	*
Frank P. Filipps	547,450	*
Martin Kamarck	473	*
All directors and current executive officers as a group (18 persons)	870,765	1.04%

*	Less than one percent of class. Percentages are calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(1)	The address of each person listed in the table is c/o Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania 19103-2337.

(2)	Each individual listed in the table (including each current executive officer) has or is entitled to have within 60 days of March 20, 2006, sole voting and dispositive power with respect to the shares reported as beneficially owned, other than Mr. Schweiger, who shares voting power with his wife over 7,500 of the shares reported as beneficially owned. In addition to shares owned outright, the totals reported include:

•	Shares allocable to employee contributions to the Radian Common Stock Fund under Radian’s Savings Incentive Plan as of December 31, 2005.

•	Shares that may be acquired within 60 days of March 20, 2006 through the exercise of non-qualified stock options, as follows: Mr. Wender—86,625 shares; Mr. Carney—12,000 shares; Mr. Culang—9,600 shares; Mr. Hopkins—9,600 shares; Mr. Ibrahim—15,000 shares; Mr. Jennings—12,000 shares; Mr. Moore—12,000 shares; Ms. Nicholson—0 shares; Mr. Richards—12,000 shares; Mr. Schweiger—9,600 shares; Mr. Kasmar—79,444 shares; Mr. Cooke—4,625 shares; Mr. Quint—224,645 shares; Mr. Yaruss—30,125 shares; Mr. Filipps—464,332 shares; Mr. Kamarck—0 shares; and all directors and current executive officers as a group—535,064 shares.

•

Shares that may be acquired within 60 days of March 20, 2006 upon the vesting of phantom stock awards granted under Radian’s Equity Compensation Plan, as follows: Mr. Wender—8,192 shares; Mr. Carney—10,221 shares; Mr. Culang—9,412 shares; Mr. Hopkins—9,412 shares; Mr. Ibrahim—0 shares; Mr. Jennings—10,221 shares; Mr. Moore—10,221 shares; Ms. Nicholson—6,192 shares; Mr. Richards—10,221 shares; Mr. Schweiger—10,221 shares; Mr. Kasmar—8,000 shares; Mr. Cooke—0 shares; Mr. Quint—10,000 shares; Mr. Yaruss—0 shares; Mr. Filipps—0 shares; Mr. Kamarck—0 shares; and all directors and current executive officers as a group—106,313 shares. The phantom stock awards granted in 2005 to Messrs. Quint and Kasmar vest as described in “Compensation of Directors and Executive Officers – Executive Compensation – Employment and Change of Control Agreements.” All phantom stock awards granted to directors vest upon departure from our board of directors.

•	60,800 shares of restricted stock. As discussed below under “Compensation of Directors and Executive Officers – Executive Compensation – Compensation and Human Resources Committee Report on Executive Compensation – Compensation of the Chief Executive Officer – Mr. Ibrahim,” pursuant to his employment agreement, Mr. Ibrahim was awarded 40,000 shares of restricted stock upon joining Radian in May 2005 and 10,800 shares of restricted stock in February 2006 in lieu of amounts that he would have received for relocation expenses had he decided to relocate. While only 13,333 of these restricted shares will have vested within 60 days of March 20, 2006, Mr. Ibrahim has the right to vote the entire 50,800 shares of restricted stock. In addition to the 50,800 restricted shares held by Mr. Ibrahim, an additional 10,000 shares of restricted stock are included in the number of shares beneficially owned by “all directors and executive officers as a group.” None of the 10,000 restricted shares will have vested within 60 days of March 20, 2006.

•	800 shares for which Mr. Yaruss serves as custodian for his nephew and niece (400 shares each).

Security Ownership of Certain Stockholders

The following table shows information concerning beneficial ownership of Radian’s common stock as of March 20, 2006 by the only persons shown by Radian’s or the SEC’s records as beneficially owning more than 5% of Radian’s common stock:

Name and Business Address	Shares Beneficially Owned	Percent of Class
NWQ Investment Management Company, LLC (1) 2049 Century Park East, 16th Floor Los Angeles, CA 90067	10,339,147	12.5%
Barclays Global Investors, NA (2) 45 Fremont Street San Francisco, CA 94105	8,132,790	9.8%
FMR Corp. (3) 82 Devonshire Street Boston, MA 02109	4,905,789	5.9%

(1)	Based on a Schedule 13G/A filed with the SEC on February 14, 2006. NWQ is an investment adviser and the shares reported as beneficially owned are owned by its clients, which may include investment companies and/or employee benefit plans, pension funds, endowment funds or other institutional clients. NWQ reports that it has voting power over 9,034,101 of such shares.

(2)	Based on a Schedule 13G filed with the SEC on January 26, 2006. These shares are owned by affiliated banks and investment advisers. The shares are held in trust accounts for the economic benefit of the beneficiaries of the trust accounts. Barclays Global Investors reports that it has voting power over 7,015,038 of such shares.

(3)

Based on a Schedule 13G filed with the SEC on February 14, 2006. These securities are primarily owned by two subsidiaries of FMR Corp., Fidelity Management & Research Company and Fidelity International Limited, each of which serves as investment adviser with power to direct investments and/or sole power to vote the securities. FMR Corp. reports that it has voting power over 1,822,769 of such shares. For purposes of the reporting requirements of the Securities Exchange Act of 1934, both of the subsidiaries are of the view that the shares held by the other subsidiary corporation need not be aggregated. FMR Corp. disclaims that it is, in fact, the beneficial owner of such securities and has reported the aggregated ownership on a voluntary basis.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Radian’s executive officers and directors and persons who own more than ten percent of a registered class of Radian’s equity securities to file reports of ownership and changes in ownership with the SEC and to furnish copies of these reports to Radian. Based on Radian’s review of the copies of the reports it has received, and written representations received from Radian’s executive officers and directors with respect to the filing of reports on Forms 3, 4 and 5, Radian believes that all filings required to be made during 2005 were made on a timely basis.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

Cash Compensation

All of our non-employee directors receive an annual fee for their services of $32,500. In addition, Herbert Wender, our non-executive Chairman of the Board, receives an annual fee of $100,000 for serving as Chairman, and the chairmen of the following committees are paid the following annual fees:

Audit and Risk Committee (Mr. Carney)—$12,500

Compensation and Human Resources Committee (Mr. Hopkins)—$7,500

Credit Committee (Mr. Culang)—$5,000

Governance Committee (Mr. Schweiger)—$5,000

Investment and Finance Committee (Mr. Moore)—$5,000

Each non-employee director also receives a $2,000 fee for each board meeting or committee meeting attended. All annual fees are paid quarterly in advance, and all meeting fees are payable quarterly in arrears. A special committee of non-employee directors consisting of Mr. Jennings (Chairman), Mr. Culang, Mr. Hopkins and Ms. Nicholson was formed in 2005 in connection with Radian’s search for a new Chief Executive Officer. Mr. Culang, Mr. Hopkins and Ms. Nicholson each received $10,000 for serving on this committee, while Mr. Jennings received $15,000 for serving as chairman of this committee. The special committee met four times in 2005.

As described in “ – Deferred Compensation Plans,” Radian maintains a deferred compensation plan for its non-employee directors. The deferred compensation plan allows non-employee directors to defer (or if amounts were previously deferred, to re-defer subject to certain limitations) receipt of all or a portion of their cash compensation. Deferring compensation allows directors to defer income tax liability on that compensation and to earn on the deferred amounts a rate of return calculated under one of three different options available to participating directors.

Equity Compensation

Each of our non-employee directors receives an annual grant of phantom stock, awarded under Radian’s Equity Compensation Plan, equal to $115,000 based on the closing price of our common stock on the date of the annual grant. The phantom stock awards are granted on the date of our board’s first regular meeting each year. In 2005, our non-executive Chairman of the Board also received 2,000 shares of phantom stock as compensation for his efforts related to Radian’s Chief Executive Officer transition. This award had a fair market value of $96,780 based on the fair market value of Radian common stock ($48.39 per share) on the grant date. Awards of phantom stock to directors generally vest upon the termination of the director’s relationship with Radian.

Radian requires each director to maintain a minimum direct investment in Radian common stock equal to at least $350,000, on or before the later of January 1, 2007 or four years from the date that a director’s service on the board begins. Directors who are Radian employees do not receive additional compensation for their service as directors.

Executive Compensation

This proxy statement describes our compensatory and other arrangements with (1) Mr. Ibrahim, who became Radian’s Chief Executive Officer effective May 4, 2005, (2) Messrs. Kasmar, Cooke, Quint and Yaruss, Radian’s four most highly compensated executive officers (other than the Chief Executive Officer) serving as executive officers at December 31, 2005, (3) Mr. Filipps, who served as Radian’s Chairman and Chief Executive Officer until his retirement effective April 30, 2005, and (4) Martin Kamarck, who would have been one of the four most highly compensated executive officers included in (2) above had he been serving as an executive officer of Radian at the end of 2005. As discussed below under “ – Employment and Change of Control Agreements,” effective July 19, 2005, Mr. Cooke replaced Mr. Kamarck as the head of our financial guaranty business.

Summary Compensation Table

Name And Principal Position	Year	Annual Compensation					Long-Term Compensation				All Other Compensation ($)(7)
		Salary ($)(1)		Bonus ($)(2)(3)		Other Annual Compensation ($)(4)	Securities Underlying Options (#)		Phantom Stock Awards ($)(5)	Restricted Stock Awards ($)(6)
Sanford A. Ibrahim Chief Executive Officer	2005	465,673	(8)	2,500,000	(9)	44,274	95,800	(10)	—	2,460,724	45,056

Roy J. Kasmar President and Chief Operating Officer	2005 2004 2003	455,000 455,000 455,000		675,000 615,000 304,850		311,077 185,062 91,365	25,000 20,800 30,000		377,760 — 150,150	— — —	33,779 33,291 40,965

Stephen D. Cooke President of Radian Asset Assurance Inc.	2005	290,385		450,000		—	17,600		—	—	21,683

C. Robert Quint Executive V.P., Chief Financial Officer	2005 2004 2003	335,000 335,000 335,000		400,000 455,000 202,005		186,205 111,173 68,426	15,300 12,700 20,000		472,200 — 99,495	— — —	46,147 22,113 20,502

Howard S. Yaruss Executive V.P., Secretary, and General Counsel	2005 2004 2003	278,000 278,000 278,000		376,850 355,000 174,619		128,220 72,003 33,290	11,400 9,500 18,000		— — 86,006	— — —	39,439 26,782 10,030

Frank P. Filipps Former Chairman of the Board and Chief Executive Officer	2005 2004 2003	250,962 725,000 725,000	(11)	476,702 1,350,000 335,000	(12)	63,709 167,254 99,777	— — 70,000		— 1,350,000 165,000	— — —	3,161,953 97,568 60,047

Martin Kamarck Former President of Enhance Financial Services Group Inc.	2005 2004 2003	451,923 435,000 435,000		311,643 500,000 284,164		24,240 22,129 18,368	— 20,800 28,000		472,200 — 139,961	— — —	114,054 69,732 153,492

(1)	Includes employee contributions to Radian’s Savings Incentive Plan.
(2)	Prior to 2004, Radian paid a portion of each officer’s annual bonus in shares of phantom stock in lieu of cash, valued at the fair market value on the grant date. As a result, bonus amounts reported for 2003 have been reduced by the phantom stock awards (in each case, representing 33- 1/3% of the executive’s annual bonus for 2003) reported in the “Phantom Stock Awards” column of the table for 2003. The phantom stock vested one year after the grant date. This practice was discontinued in 2004.
(3)	All or a portion of the cash bonuses reported may have been deferred pursuant to the terms of our voluntary deferred compensation plan, as described below in “ – Deferred Compensation Plans.”

(4)	Represents (a) above market interest (defined as a rate of interest exceeding 120% of the applicable federal long-term rate) on deferred compensation under Radian’s voluntary deferred compensation plan and (b) amounts attributable to perquisites. For 2005, total perquisites to the individuals named in the table were as follows:

	Named Executive Officer
2005 Perquisite	Mr. Ibrahim	Mr. Kasmar	Mr. Cooke	Mr. Quint	Mr. Yaruss	Mr. Filipps	Mr. Kamarck
Auto Allowance*	$0	$0	$0	$3,116	$8,400	$2,908	$15,000
Personal Auto Use**	0	3,198	0	5,826	0	3,519	0
Parking Benefits	0	0	0	1,140	0	1,120	0
Commuting Reimbursement (including tax gross-up)	0	74,726	0	0	0	0	0
Legal Expenses	0	4,700	0	0	0	0	0
Temporary Housing Costs	44,274	0	0	0	0	0	0
Totals	44,274	82,624	0	10,082	8,400	7,547	15,000

*	Represents amounts paid to the executive for the lease of an automobile.
**	Represents the value of personal use by each executive of an automobile leased by Radian.

(5)	Phantom stock awards reported for 2003 represent the dollar value of phantom stock awards granted in lieu of a portion of the annual cash bonus amount earned for that year. See footnote 2 to this table above. Phantom stock awards to executive officers are payable in shares of Radian common stock delivered within 15 days of the vesting date. During 2003 and 2004, dividend equivalents accrued on these shares with fractional shares payable in cash, as reported in the “All Other Compensation” column of the table. On February 14, 2005, phantom stock units were granted to Messrs. Kasmar, Quint and Kamarck pursuant to their retention agreements described below under “ – Employment and Change of Control Agreements” in the following amounts:

	Number of Phantom Stock Units	Value at December 31, 2005*
Mr. Kasmar	8,000	$468,720
Mr. Quint	10,000	585,900
Mr. Kamarck**	10,000	585,900

*	Based on the fair market value of Radian common stock on December 31, 2005 ($58.59 per share).
**	On January 20, 2006, pursuant to his retention agreement, Mr. Kamarck received 10,000 shares of Radian common stock upon the vesting of his phantom shares.

The phantom stock units granted to Mr. Kasmar and Mr. Quint are subject to significant restrictions on vesting as described below under “ – Employment and Change of Control Agreements.” In addition to the phantom stock units reported above, the named executive officers (other than Messrs. Filipps and Cooke) were granted performance shares in 2005 in the form of phantom stock units. See the Long-Term Incentive Plans—Awards in Last Fiscal Year table below.
(6)	As discussed below under “ – Compensation and Human Resources Committee Report on Executive Compensation – Compensation of the Chief Executive Officer – Mr. Ibrahim,” pursuant to his employment agreement, Mr. Ibrahim was awarded 40,000 shares of restricted stock on May 5, 2005 upon joining Radian and 10,800 shares of restricted stock on February 7, 2006 in lieu of amounts that he would have received for relocation expenses had he decided to relocate. Dividends are paid on these shares of restricted stock, which vest ratably on the first three anniversaries of the grant date. The value of the 40,000 restricted shares held by Mr. Ibrahim as of December 31, 2005 was $2,343,600 based on the fair market value of our common stock ($58.59 per share) on December 31, 2005.

(7)	For 2005, the amounts reported in the “All Other Compensation” column include the following amounts, among others:
•	Matching contributions by Radian under Radian’s Savings Incentive Plan in the amount of $12,600 to each of the executive officers named in the table, except for Mr. Ibrahim, who did not participate in the plan in 2005.
•	The dollar value of premiums paid by Radian for term life insurance for the benefit of the executive officers named in the table in the following amounts: Mr. Ibrahim—$484; Mr. Kasmar—$726; Mr. Cooke—$726; Mr. Quint—$726; Mr. Yaruss—$718; Mr. Filipps—$112; and Mr. Kamarck—$417.
•	The dollar value of premiums and any gross-up paid by Radian for long-term disability insurance for the benefit of the executive officers named in the table in the following amounts: Mr. Ibrahim—$3,810; Mr. Kasmar—$10,420; Mr. Cooke—$1,071; Mr. Quint—$8,881; Mr. Yaruss—$11,607; Mr. Filipps—$3,566; and Mr. Kamarck—$32,670.
•	The dollar value of imputed income from premiums paid by Radian under life insurance policies on the lives of the executive officers named in the table and any related gross-up pursuant to Radian’s Executive Life Insurance Program in the following amounts: Mr. Ibrahim—$40,761; Mr. Kasmar—$10,017; Mr. Cooke—$7,340; Mr. Quint—$23,938; Mr. Yaruss—$14,467; Mr. Filipps—$43,126; and Mr. Kamarck—$68,366. Radian adopted the Executive Life Insurance Program in December 2001, to secure its obligations under its Supplemental Executive Retirement Plan discussed below under “ – Radian Pension Plan and Supplemental Executive Retirement Plan.” The executive officers do not have an interest in the policies’ cash surrender value.
•	Payment of Mr. Filipps’s Supplemental Executive Retirement Plan benefit on November 1, 2005 in a lump sum payment in the amount of $1,652,546. See “ – Employment and Change of Control Agreements – Mr. Filipps” below.
•	Severance payments to Mr. Filipps during 2005 pursuant to his retirement agreement in the amount of $1,450,000 ($181,250 per month). See “ – Employment and Change of Control Agreements – Mr. Filipps” below.
(8)	Represents the portion of Mr. Ibrahim’s $725,000 base salary that was earned and paid to Mr. Ibrahim during 2005.
(9)	Includes a $1,100,000 cash signing bonus received by Mr. Ibrahim in accordance with his employment agreement upon his joining Radian in May 2005. See “ – Compensation and Human Resources Committee Report on Executive Compensation – Compensation of the Chief Executive Officer – Mr. Ibrahim” below.
(10)	Includes 60,000 non-qualified stock options granted to Mr. Ibrahim in accordance with his employment agreement upon his joining Radian in May 2005.
(11)	Represents the amount paid to Mr. Filipps pursuant to his retirement agreement for transition services to Radian up to the effective date of his retirement on April 30, 2005. See “ – Employment and Change of Control Agreements – Mr. Filipps” below.
(12)	Represents the pro-rated cash bonus paid to Mr. Filipps for 2005 (reflecting the period from the beginning of 2005 through the effective date of his retirement) pursuant to his retirement agreement. See “ – Employment and Change of Control Agreements – Mr. Filipps” below.

Option Grants in Last Fiscal Year

The following table shows information about options granted to each of the individuals named in the Summary Compensation Table:

Name	Individual Grants
	Number of Securities Underlying Options Granted (#) (1)		Percent of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price ($/share)	Expiration Date	Estimated Grant Date Present Value($) (3)
Sanford A. Ibrahim	60,000 35,800	(4)	6.51 3.47	46.39 56.03	5/5/2012 2/7/2013	1,099,800 594,846
Roy J. Kasmar	25,000		2.42	56.03	2/7/2013	415,395
Stephen D. Cooke	17,600		1.71	56.03	2/7/2013	292,438
C. Robert Quint	15,300		1.48	56.03	2/7/2013	254,222
Howard S. Yaruss	11,400		1.11	56.03	2/7/2013	189,420
Frank P. Filipps	0		—	—	—	—
Martin Kamarck	0		—	—	—	—

(1)	All options shown in the table (with the exception of the 60,000 options granted to Mr. Ibrahim—see footnote 4 below) were granted on February 7, 2006, but relate to 2005 performance. Each grant of options vests in four equal installments on each of the next four successive anniversaries of the grant date.
(2)	Percentages were calculated based on the total number of options granted to employees for 2005 performance (1,031,650 shares), except for the percentage relating to the grant of 60,000 shares to Mr. Ibrahim, which is based on the total number of options granted to employees for 2004 performance (921,530 shares).
(3)	Estimated values reported above have been calculated using the Black-Scholes option pricing model. For each grant (with the exception of the 60,000 options granted to Mr. Ibrahim—see footnote 4 below) the model calculated a value of $16.62 per share based on the following assumptions: An expected volatility rate of 24.78%; a risk-free interest rate of 4.43% (based on the yield of a U.S. Treasury strip available on February 7, 2006 and expiring at the approximate end of the options’ term); a dividend yield of 0.14%; and estimated time until exercise of 4.75 years. The value actually realized, if any, upon exercise of the options included in this table will depend upon the excess of the value of our common stock over the exercise price, and may vary substantially from the estimates above.
(4)	Pursuant to his employment agreement, on May 5, 2005, Mr. Ibrahim was granted 60,000 non-qualified stock options. The Black-Scholes value of the options on that date was $18.33 per share based on the following assumptions: An expected volatility rate of 33.29% (based on 36 months of stock price observations through April 2005); a risk-free interest rate of 4.16% (based on the yield of a U.S. Treasury strip available on May 6, 2005 and expiring at the approximate end of the options’ term); a dividend yield of 0.18% (based on 36 months of data through April 2005); and estimated time until exercise of 7 years.

Aggregated Option Exercises in Last Fiscal Year

And Fiscal Year-End Option Values

The following table shows information about stock option exercises during 2005 and the value of unexercised stock options at December 31, 2005 for the individuals named in the Summary Compensation Table:

	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2005 (2)		Value of Unexercised In-The-Money Options at December 31, 2005 ($) (3)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Sanford A. Ibrahim	—	—	0	60,000	0	732,000
Roy J. Kasmar	128,981	2,728,664	32,994	90,800	675,903	1,751,610
Stephen D. Cooke	—	—	2,500	16,000	35,500	193,350
C. Robert Quint	32,000	1,409,360	198,970	52,700	6,540,857	975,165
Howard S. Yaruss	36,250	1,044,063	39,000	41,750	843,040	748,805
Frank P. Filipps (1)	108,783	2,432,155	464,332	0	11,630,643	0
Martin Kamarck	70,100	1,156,684	28,988	64,300	289,942	990,600

(1)	As described in “ – Employment and Change in Control Agreements – Mr. Filipps” below, all of Mr. Filipps’s outstanding unvested options vested upon his retirement effective April 30, 2005.
(2)	For all options granted before 2004, there is a reload feature attached to outstanding option grants whereby options exercised may be paid for with previously owned shares of common stock, and a re-grant of the number of options equal to those shares exchanged will occur at the then current fair market value for the remaining term of the original option grant.
(3)	Based on the excess of the $58.59 per share closing price of Radian common stock on the NYSE on December 31, 2005 over the option exercise price.

Long-Term Incentive Plans—Awards in Last Fiscal Year

The following table shows information about performance shares granted in 2005 to each of the individuals named in the Summary Compensation Table:

Name	Number Of Shares, Units Or Other Rights (#) (1)		Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans (2)
				Threshold (# shares)	Target (# shares)	Maximum (# shares)
Sanford A. Ibrahim	25,800		5/5/05 –12/31/07	0	25,800	51,600
Roy J. Kasmar	8,800		1/1/05 –12/31/07	0	8,800	17,600
Stephen D. Cooke	—		—	—	—	—
C. Robert Quint	5,400		1/1/05 –12/31/07	0	5,400	10,800
Howard S. Yaruss	4,000		1/1/05 –12/31/07	0	4,000	8,000
Frank P. Filipps	—		—	—	—	—
Martin Kamarck	8,800	(3)	1/1/05 –12/31/07	0	8,800	17,600

(1)	Represents performance shares granted under Radian’s Performance Share Plan. The performance shares are issued in the form of phantom stock units under Radian’s Equity Compensation Plan and are payable in Radian common stock.
(2)	Each performance share award becomes payable at a multiple of the target amount (between 0% and 200%) depending on a combination of Radian’s growth of earnings per share, growth of adjusted book value and return on equity over the performance period. One third of each award is based on each of these three metrics, and each metric is measured both on an absolute basis and relative to a group of Radian’s peers.
(3)	In accordance with the terms of Radian’s Performance Share Plan, the 8,800 performance shares awarded to Mr. Kamarck in 2005 were automatically canceled in January 2006 upon Mr. Kamarck’s departure from Radian.

Equity Compensation Plan Information

The following table shows information as of December 31, 2005 about our equity compensation plans and arrangements in the aggregate:

Plan Category (1)	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by stockholders (2)	3,566,689	(3)	$37.69	3,879,230	(4)
Equity compensation plans not approved by stockholders	—		—	—
Total	3,566,689		$37.69	3,879,230

(1)	The table does not include information for equity compensation plans assumed by Radian in mergers, under which Radian does not grant additional awards, but under which awards were outstanding as of December 31, 2005. A total of 483,581 shares of our common stock were issuable upon exercise of options previously granted under these plans and outstanding as of December 31, 2005, with a weighted average exercise price of $51.17.
(2)	These plans consist of Radian’s Equity Compensation Plan and Radian’s 1997 Employee Stock Purchase Plan.
(3)	Includes a maximum potential share payout of 105,600 shares of Radian common stock under performance shares granted pursuant to Radian’s Performance Share Plan. Performance shares are denominated in shares of Radian common stock and are settled in common shares issued under Radian’s Equity Compensation Plan. Each performance share award becomes payable at a pre-established target amount multiplied by a factor depending on Radian’s growth of earnings per share, growth of adjusted book value and return on equity over the performance period. One third of each award is based on each of the three metrics, and each metric is measured both on an absolute basis and relative to a group of Radian’s peers. See “ – Compensation and Human Resources Committee Report on Executive Compensation – Long-term Equity Incentive – Performance Shares” below.
(4)	Includes 294,127 shares available for issuance under Radian’s 1997 Employee Stock Purchase Plan and 3,585,103 shares available for issuance under Radian’s Equity Compensation Plan, in each case as of December 31, 2005.

Employment and Change of Control Agreements

Mr. Ibrahim

On April 20, 2005, Radian entered into an employment agreement with Mr. Ibrahim under which Mr. Ibrahim agreed to serve as Radian’s Chief Executive Officer, effective May 4, 2005. The term of the employment agreement ends May 3, 2008, unless terminated earlier by either party. Radian has agreed to cause Mr. Ibrahim to be nominated to Radian’s board of directors during each year of the agreement.

The terms of Mr. Ibrahim’s compensation under the agreement are discussed in detail below under “ – Compensation and Human Resources Committee Report on Executive Compensation –  Compensation of the Chief Executive Officer –  Mr. Ibrahim.”

In the event that Mr. Ibrahim’s employment is terminated by Radian without “cause” (as defined in the agreement) or by Mr. Ibrahim for “good reason” (as defined in the agreement), Mr. Ibrahim is entitled to severance payments equal to (1) two times his base salary as in effect immediately before the termination, (2) two times his target annual bonus for the year in which the termination occurs, (3) a pro rata portion of his target bonus for the year in which the termination occurs, and (4) continuing medical coverage for up to twenty-four months. If such a termination follows within 24 months of a change of control (as defined in Radian’s Equity Compensation Plan), the multiplier for (1) and (2) become three times, the continuation of medical coverage is extended for an additional 12 months and all of Mr. Ibrahim’s stock options become fully vested and exercisable and all restrictions on his restricted stock immediately lapse. Payments to Mr. Ibrahim following a change of control that constitute “excess parachute payments” under the tax code are required to be grossed up by the amount of any excise tax imposed under the tax code and by the amount of all taxes imposed on the gross-up payment.

Mr. Ibrahim also agreed not to compete with Radian or to solicit (1) Radian employees to leave Radian or (2) Radian’s customers to purchase competitive products or services during the term of the agreement and for 12 months following Mr. Ibrahim’s termination under the agreement for any reason.

Mr. Filipps

Effective April 30, 2005, Mr. Filipps retired from his positions as Chairman and Chief Executive Officer of Radian. In connection with his retirement, Radian and Mr. Filipps entered into a transition and retirement agreement on November 22, 2004. Pursuant to this agreement, Mr. Filipps agreed to continue his employment with Radian at a rate equal to his base salary in effect on the date of the agreement, until the effective date of his retirement. Also pursuant to the agreement, in February 2005, Mr. Filipps received a cash bonus for 2004 of $1,350,000 and a grant of $1,350,000 worth of phantom stock units (27,898 units). These phantom stock units automatically vested upon Mr. Filipps’s retirement. For 2005, Mr. Filipps received a pro-rated cash bonus of $476,702, reflecting the period from the beginning of 2005 through the effective date of his retirement.

For a transition period of up to 18 months following the effective date of his retirement (the “Transition Period”), Mr. Filipps agreed, if requested, to provide consultation services to Radian and not to compete with Radian in return for monthly severance payments from Radian of $181,250. The total severance amount to be paid to Mr. Filipps under the agreement consists of (1) a continuation of Mr. Filipps’s monthly salary payments (at the rate in effect on his retirement date) during the Transition Period and (2) monthly bonus payments during the Transition Period paid at the same rate as if his 2004 target bonus ($1,450,000) was paid to him monthly.

Mr. Filipps, his spouse and his dependents also are entitled under the agreement to continuing participation in Radian’s medical benefit plans during the Transition Period.

On his retirement date, Mr. Filipps became fully vested in all of his outstanding equity awards (subject to the terms of the applicable agreement or plans under which those equity awards were granted) and in all benefits payable under Radian’s Supplemental Executive Retirement Plan (described below). Thus, Mr. Filipps could elect to begin receiving benefits under Radian’s Pension Plan and Supplemental Executive Retirement Plan at any time following his retirement. Mr. Filipps elected to receive on November 1, 2005 his Supplemental Executive Retirement Plan benefit in a lump sum payment in the amount of $1,652,546. The Transition Period was taken into account in determining the amount of this benefit. Mr. Filipps has not yet elected to begin receiving benefits under the Pension Plan. After making this election, and assuming that he elects to receive a straight life annuity for his life only, the benefit payment will remain constant for the remainder of his life. If he were to elect to commence receiving benefits on November 1, 2006, he would receive approximately $2,100 per month under Radian’s Pension Plan. If he were to elect to commence receiving benefits at age 65, he would receive approximately $3,300 per month under Radian’s Pension Plan. See “ – Radian Pension Plan and Supplemental Executive Retirement Plan” below. Mr. Filipps’s change of control agreement terminated on his retirement date.

Other Named Executive Officers

Radian entered into a retention agreement with each of Messrs. Kasmar, Quint and Yaruss on February 14, 2005 and with Mr. Cooke on September 26, 2005. The retention agreements provide for the issuance of 10,000 shares of Radian common stock to Mr. Quint and 8,000 shares to Mr. Kasmar if they remain a Radian employee through January 1, 2007. Further, if Radian wishes to terminate the employment of Messrs. Cooke, Kasmar, Quint or Yaruss before January 1, 2007 other than for “cause” (as defined in the agreement), then Radian must provide the executive with (1) 180 days’ notice, (2) shares of Radian common stock (8,000 and 10,000 shares to each of Mr. Kasmar and Mr. Quint, respectively—Messrs. Cooke and Yaruss are not entitled to Radian common stock under their agreements), (3) twelve monthly installments of severance at their base salary rate, payable beginning on the date of termination and (4) a lump sum payment equal to the executive’s target bonus for the year in which the notice of termination is delivered pro rated through the date of such notice. With the exception of the shares of Radian common stock, the payments described in the preceding sentence are not payable if the benefits payable under the change of control agreements (described below) are applicable. Furthermore, the amount of any severance benefits to which the executives may be entitled under their existing change of control agreements will be reduced by the amount of any payments previously made to them under their retention agreements.

Mr. Kasmar’s retention agreement serves as an employment agreement and provides that he is entitled to the payments described in the previous paragraph (including 8,000 shares of Radian common stock) if he terminates his employment with Radian during 2006. If Mr. Quint terminates his employment with Radian during 2006, he will be entitled to 5,000 shares of Radian’s common stock. All shares of Radian common stock issuable under the terms of the retention agreements will be issued pursuant to shares of phantom stock awarded under Radian’s Equity Compensation Plan at the inception of the retention agreements. In addition, Mr. Kasmar is entitled to perform his duties as an employee of Radian from a remote location of his choosing for up to two days each week and is entitled to up to $50,000 annually, plus a tax gross-up on such amount, for expenses incurred in commuting to Radian’s offices.

Effective July 19, 2005, Mr. Cooke replaced Mr. Kamarck as the head of our financial guaranty business. In connection with his departure from Radian, on January 20, 2006, Mr. Kamarck received 10,000 shares of Radian common stock pursuant to his retention agreement. Mr. Kamarck also is entitled under the agreement to an amount equal to his 2005 annual base salary, payable in 12 monthly installments beginning January 2006.

Radian has an existing change of control agreement with each of Messrs. Kasmar, Quint and Yaruss that automatically extends for successive one-year terms unless terminated by either party. In addition, on December 12, 2005, Radian entered into a change of control agreement with Mr. Cooke that is for a term of three years, with automatic one-year renewal periods unless terminated by Radian at the end of any applicable period.

The change of control agreements provide that if, within two years after a “change of control” of Radian (six months before and three years after a “change of control” of Radian in the case of Mr. Cooke), the executive’s employment is terminated (a “qualifying termination”) (1) by Radian for any reason other than (a) the executive’s continued illness, injury or incapacity for a period of twelve consecutive months or (b) for “cause” (as defined in the agreement) or (2) by the executive in the event of relocation or certain specified adverse changes in employment status or compensation, the executive would be entitled to a lump-sum cash payment equal to two times the sum of (x) the executive’s then-current annual base compensation and (y) the target bonus for the year in which the termination occurs (except in the case of Mr. Cooke, whose payment will be based, in part, on the bonus he received for the most recently ended fiscal year (annualized where applicable)). Additionally, upon a change of control, all of the executive’s options and phantom stock awards not then vested would fully vest, and any restricted stock previously granted to the executive that had not yet vested or become freely transferable would become fully vested and freely transferable. A “change of control” is generally defined under the agreements as (i) a change in the beneficial ownership of a majority of the outstanding voting shares of Radian or (ii) a sale of all or substantially all of the assets of Radian.

On February 7, 2006, Radian Asset Assurance Inc. entered into a separate change of control agreement with Mr. Cooke. The terms of this agreement are essentially the same as those of Mr. Cooke’s change of control agreement with Radian as discussed above. Under both change of control agreements, Mr. Cooke is obligated to provide, on a limited basis, consulting services to Radian or Radian Asset Assurance Inc., as applicable, for a period of one year following notice of a qualifying termination, unless the consulting services would materially impair Mr. Cooke’s ability to perform in any subsequent full-time employment. In addition, Mr. Cooke is prohibited under the agreements from directly or indirectly soliciting any employee of Radian to leave such employment while Mr. Cooke is employed by Radian and for a period of one year following notice of a qualifying termination.

Deferred Compensation Plans

In October 1999, Radian’s board of directors approved a voluntary deferred compensation plan for Radian’s senior officers and a voluntary deferred compensation plan for Radian’s directors. The voluntary deferred compensation plans allow (1) senior officers to defer receipt of all or a portion of the cash component of their annual bonus and (2) directors to defer receipt of all or a portion of their cash compensation. Under the plan, a participant must make a binding written election to defer compensation at least one full calendar year in advance of the year in which such compensation is to be paid and must defer such compensation for at least two full calendar years beyond the year in which such compensation would have been paid. For example, any compensation paid in 2004 that has been deferred, must have been deferred pursuant to an election made in 2002 or earlier and will be paid in 2007 or later. Deferring compensation defers income tax liability on that compensation until it is paid to the participant. Deferred amounts earn, during the time the participant is employed by or serving on the board of Radian, a rate of return equal to (at the participant’s option) either: (1) 200 basis points above the U.S. 30-year Treasury rate, (2) Radian’s return on equity (positive or negative) or (3) the return of Radian’s common stock (positive or negative). Electing the third return option results in an additional contribution by Radian equal to 20% of the amount deferred. After a participant’s term of employment or service on the board ends, such amounts earn: (1) for former directors, the average yield on 30-year U.S. Treasuries and (2) for former officers, (a) the average yield on 5-year U.S. Treasuries plus 100 basis points if their relationship with Radian terminated due to their death, disability or retirement or (b) the average yield on 30-year U.S. Treasuries if their relationship with Radian terminated for any other reason.

Participants also may further defer amounts previously deferred. On December 12, 2005, Radian amended its voluntary deferred compensation plans to comply with Section 409A of the Internal Revenue Code of 1986, as amended, which was enacted as part of the American Jobs Creation Act of 2004. The amendments provide for different treatment under the plans of amounts deferred in 2004 or earlier and those amounts deferred after 2004. For amounts deferred in 2004 or earlier, participants may elect to roll over or re-defer such amounts for an additional period of not less than two years by making a binding election before the year in which such amounts are payable. For amounts deferred after 2004, the minimum roll over period is five years and the binding election to defer must be made at least one year before the year in which the benefit is payable. In addition, pursuant to these amendments, participants may at any time elect to receive all or any part of amounts deferred after 2004, plus earnings, if the funds are needed in connection with an “unforeseeable emergency” as determined by the Compensation and Human Resources Committee or, in the case of an officer, upon termination by the officer of his or her employment with Radian. Amounts deferred in 2004 or earlier also may be withdrawn at any time, but only in an amount equal to the entire amount of such deferral, plus earnings, and less a 10% early withdrawal penalty.

The plans are not funded and the amounts deferred are not segregated from Radian’s general assets. Accordingly, participants in each plan are general unsecured creditors of Radian with respect to the amounts due under the plans.

The following table shows information regarding all amounts deferred under the deferred compensation plans by Radian’s executive officers listed in the Summary Compensation Table and by its current non-employee directors:

	Amounts Deferred through December 31, 2005 ($)	Accrued Interest on Amounts Deferred through December 31, 2005 ($)	Payouts through December 31, 2005 ($)	Total ($)
Named Executive Officers
Sanford A. Ibrahim	0	0	0	0
Roy J. Kasmar	1,430,835	1,215,396	0	2,669,052
Stephen D. Cooke	0	0	0	0
C. Robert Quint	1,522,083	748,547	(207,490)	2,116,837
Howard S. Yaruss	963,142	490,883	(49,795)	1,425,485
Frank P. Filipps	1,539,140	1,046,967	(271,743)	2,314,364
Martin Kamarck	73,030	34,649	0	107,679

	Amounts Deferred through December 31, 2005 ($)	Accrued Interest on Amounts Deferred through December 31, 2005 ($)	Payouts through December 31, 2005 ($)	Total ($)

Non-Employee Directors
Herbert Wender	695,125	388,858	0	1,083,983
David C. Carney	369,750	169,642	0	539,392
Howard B. Culang	327,875	144,174	0	472,049
Stephen T. Hopkins	275,500	114,589	(102,263)	287,829
James W. Jennings	250,125	145,061	(4,893)	390,293
Ronald W. Moore	97,204	46,935	0	144,139
Jan Nicholson	86,500	3,266	0	89,766
Robert W. Richards	0	0	0	0
Anthony W. Schweiger	54,963	33,102	(6,736)	81,328

Radian Pension Plan and Supplemental Executive Retirement Plan

Our board of directors adopted a defined benefit pension plan in 1992, which is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code (the “Pension Plan”). All salaried and hourly employees of Radian and its participating subsidiaries are eligible to participate in the Pension Plan upon the attainment of 20 1/2 years of age and one year of eligible service. A participant generally is fully vested in the Pension Plan after five years of service after age 18.

Our board of directors also adopted a nonqualified supplemental executive retirement plan in 1997 (the “SERP”) for selected senior officers of Radian and its participating subsidiaries. The SERP is intended to provide these officers with retirement benefits supplemental to the Pension Plan. The SERP is not subject to the IRS cap on compensation that may be taken into account for the calculation of benefits ($210,000 in 2005) and the IRS cap on actual annual benefits ($170,000 in 2005).

The benefit under the Pension Plan is based on an executive’s average base salary for the five consecutive calendar years for which such average is highest (referred to as “Covered Compensation” below). The benefit under the SERP is determined using a formula similar to that used under the Pension Plan, but based on total compensation (inclusive of base salary and bonus) up to 150% of average base pay for the three consecutive calendar years for which such base pay is the highest. In December 2002, Radian began funding the SERP through the purchase of variable life insurance policies pursuant to a split-dollar life insurance program called the Executive Life Insurance Program. Under this arrangement, Radian purchases, on the lives of each of the executive officers listed in the Summary Compensation Table, a life insurance policy that is owned and paid for by Radian. Radian endorses to the participant a portion of the death benefit, for which the participant is imputed income each year. Radian owns the remainder of the death benefit and all of the cash value in the policy. At the participant’s retirement age, the policy’s cash value is projected to be sufficient for Radian to pay the promised SERP benefit to the participant. Non-executive officers, who were participants in the Executive Life Insurance Program before the issuance in 2003 of regulations under the Internal Revenue Code regarding split-dollar plans, continue under the collateral assignment split-dollar policies that were in force at that time. Under this arrangement, the participant owns the policy, and assigns a portion of the death benefits and cash value to Radian in amounts sufficient to reimburse Radian for all premium outlays by Radian. The eventual cash values above the aggregate premium amounts are designed, as in the endorsement method, to be sufficient to provide payment of the participant’s promised SERP benefit.

The following table shows the approximate annual retirement benefits that a full-time participating employee, including an officer, may receive under Radian’s Pension Plan and SERP, assuming selection of a single life annuity and retirement at age 65, based on the indicated assumptions as to Covered Compensation and years of credited service. Benefits shown in the table in excess of $165,000 are payable only to persons designated by the board of directors as eligible to participate in the SERP. The benefits shown in the table are computed on the basis of straight life annuity amounts and are not subject to offset for Social Security payments.

COVERED COMPENSATION	YEARS OF CREDITED SERVICE
	5	10	15	20	25	30	35
$300,000	25,125	50,250	75,375	100,500	125,625	150,750	175,875
$350,000	29,500	59,000	88,500	118,000	147,500	177,000	206,500
$400,000	33,875	67,750	101,625	135,500	169,375	203,250	237,125
$500,000	42,625	85,250	127,875	170,500	213,125	255,750	298,375
$600,000	51,375	102,750	154,125	205,500	256,875	308,250	359,625
$700,000	60,125	120,250	180,375	240,500	300,625	360,750	420,875
$900,000	77,625	155,250	232,875	310,500	388,125	465,750	543,375
$1,000,000	86,375	172,750	259,125	345,500	431,875	518,250	604,625
$1,100,000	95,125	190,250	285,375	380,500	475,625	570,750	665,875
$1,200,000	103,875	207,750	311,625	415,500	519,375	623,250	727,125
$1,300,000	112,625	225,250	337,875	450,500	563,125	675,750	788,375
$1,400,000	121,375	242,750	364,125	485,500	606,875	728,250	849,625
$1,500,000	130,125	260,250	390,375	520,500	650,625	780,750	910,875

The years of credited service and Covered Compensation as of December 31, 2005, respectively, for each officer named in the Summary Compensation Table are as follows: Mr. Ibrahim—1 year, $1,087,500 (Mr. Ibrahim will be fully vested in his accrued benefits under the SERP after five years of service, and each of those five years will count as two years for purposes of benefit accrual (and not vesting) under the plan); Mr. Kasmar—7 years, $682,500; Mr. Cooke—1 year, $438,750; Mr. Quint—15 years, $452,250; Mr. Yaruss—8 years, $375,300; Mr. Filipps—14 years, $1,087,500; and Mr. Kamarck—3 years, $652,500 (Mr. Kamarck began participating in Radian’s Pension Plan and SERP effective November 1, 2002 upon the termination of Enhance’s pension plan on October 31, 2002).

Total Stockholder Return Graph

The line graph below compares, for the period from December 31, 2000 through December 31, 2005, the cumulative total return to stockholders of a $100 investment in (1) Radian’s common stock, (2) the S&P 500 index, (3) a peer group constructed by Radian for 2006 consisting of AMBAC Financial Group, Inc., Assured Guaranty Ltd., MBIA Inc., MGIC Investment Corporation, PMI Group Inc., and Triad Guaranty Inc. (collectively, the “New Peer Group”) and (4) the peer group constructed by Radian for 2005 consisting of AMBAC Financial Group, Inc., MBIA Inc., MGIC Investment Corporation, PMI Group Inc., and XL Capital Ltd. (collectively, the “Old Peer Group”). The change from the Old Peer Group to the New Peer Group was made to more closely conform to the peer group used in establishing our long-term equity incentive awards. We believe the New Peer Group better reflects the balance between our mortgage insurance and financial guaranty businesses.

Total stockholder return is determined by dividing (1) the sum of (a) the cumulative amount of dividends for a given period (assuming dividend reinvestment) and (b) the difference between the share price at the end and the beginning of the period, by (2) the share price at the beginning of the period.

Past total stockholder returns may not be indicative of returns to be achieved in the future or for periods of time longer than the periods shown in the graph.

	Dec 00	Dec 01	Dec 02	Dec 03	Dec 04	Dec 05
Radian Group Inc.	$100	$114.67	$99.36	$130.63	$142.91	$157.52
S&P 500 Index	100	88.11	68.64	88.33	97.94	102.75
New Peer Group	100	100.51	84.01	110.67	127.57	124.07
Old Peer Group	100	102.41	86.36	104.89	116.87	110.30

Compensation and Human Resources Committee Report on Executive Compensation

Compensation Philosophy

The Committee believes that Radian’s executive compensation program should be closely related to the services that Radian’s executive officers perform for Radian and the value that those services provide to Radian’s stockholders. Therefore, in practice, the Committee believes an executive’s compensation should be based in part on Radian’s achievement of specified financial and stockholder return objectives and in part on the executive’s achievement of specified individual objectives. Accountability for performance is essential in aligning an executive’s interests with those of Radian’s stockholders. At the same time, the compensation program must enable Radian to attract, retain and motivate individuals with the skills and talent necessary to provide a meaningful contribution to Radian. The program should reinforce Radian’s culture and desired behaviors, while remaining competitive with industry compensation levels.

Radian’s financial objectives are recommended by management and reviewed and approved by the Committee and further ratified by the full board of directors. Individual objectives are established jointly by the executive officer and the Committee in the case of the Chief Executive Officer, and jointly by the executive and the Chief Executive Officer in the case of the other executives. Achievement of both corporate and individual objectives should lead to improved performance and greater value to stockholders. The Committee retains an independent advisor to review and provide insight and advice regarding compensation and human resources programs and practices, both generally and within our industry.

Types of Compensation

Radian’s executive compensation program provides a balanced mix of pay with three primary components: annual base salary, annual bonus and stock-based incentives. In addition, Radian’s executive officers also receive other additional compensation through their participation in Radian’s retirement plans and deferred compensation plan as well as, to a lesser extent, through their receipt of perquisites. The variable portions of the executive compensation program (annual bonus and stock-based incentives) are directly tied, in part, to the results of Radian’s operations. The annual bonus has been designed to recognize shorter-term results, while awards of stock-based incentives have been implemented to recognize longer-term results and growth in stockholder value. In general, total compensation is more heavily weighted towards performance-based long-term compensation, with annual base salary typically constituting less than a third of an executive officer’s total compensation package.

Annual Base Salary

The annual base salary levels for Radian’s executive officers are intended to take into account both competitive salary levels for executive officers in comparable industries with similar levels of responsibility, as well as the executive’s tenure and performance at Radian. The Committee recommends the salaries to be paid to executive officers other than the Chief Executive Officer for approval by the full board of directors. The Committee recommends periodic salary increases, if warranted, after a review of individual performance and an assessment of the competitiveness of the executive officer’s current salary.

Annual Bonus

The annual bonus plan is designed to provide executives with the opportunity for performance-based cash awards based on the achievement of specified individual, business unit and corporate goals and objectives. Among the factors considered in establishing corporate objectives are Radian’s return on equity, earnings per share, net income, growth in earnings and revenue, reduction in expenses, increases in productivity, and credit management and risk profile. Business unit objectives are primarily focused on revenue growth, expense control and contribution to earnings. Individual objectives are based on the executive officer’s position with Radian. Each year, Radian’s Chief Executive Officer reviews the performance of the other executive officers and makes specific recommendations to the Committee regarding the amount of annual bonus, if any, to be awarded. For 2005, target bonus levels for Radian’s senior executives ranged from 60 percent of base salary to 175 percent of base salary for Mr. Ibrahim. Mr. Ibrahim’s target bonus level was established in accordance with his employment agreement as discussed below. The amount of the annual bonus actually awarded to an executive officer is based on the degree to which the executive officer satisfies the pre-established annual targets. Maximum achievement can result in an award of up to one and one-quarter times target; performance below target results in a less-than target annual bonus award and may, in the appropriate circumstances, result in no award.

In evaluating Radian’s performance and each executive’s individual performance, the Committee determined that Radian and its executives generally met or exceeded the individual, business unit and corporate goals and objectives established for 2005. As a result, annual bonus payments to Radian’s senior executives for 2005 ranged from 96 percent to 111 percent of annual targets.

Long-term Equity Incentive

Through Radian’s Equity Compensation Plan, Radian rewards the contributions of key employees – executive officers and others – for the creation of stockholder value. Based on a review of practices by corporations of similar size and/or business and management’s recommendations, the Committee has approved guidelines that provide for annual stock option grants to executive officers and other key employees. Additionally, Radian has from time to time provided option grants at initial employment. Radian’s executive officers have their long-term equity compensation split between two programs – stock options and performance shares. Compared with granting only stock options, the blended program of stock options and performance shares uses fewer shares under Radian’s Equity Compensation Plan at a comparable cost to Radian.

Performance Shares.    Radian’s Performance Share Plan is intended to motivate Radian’s executive officers by focusing their attention on critical financial indicators that measure Radian’s success. The Committee grants performance shares to eligible participants with respect to performance periods of overlapping durations. Both the first and second performance periods under the plan are three-year periods that began on January 1, 2005 and January 1, 2006, respectively. The committee expects that future performance periods will cover additional three-year periods beginning on January 1 of each year.

At the establishment of each performance period, a target number of performance shares is established for each participant in the plan. The performance shares are denominated in shares of Radian common stock and are settled in common shares. The maximum payout under any performance share award for purposes of Section 162(m) is 250,000 shares of Radian common stock.

Each performance share award becomes payable at the target amount multiplied by a factor depending on Radian’s growth of earnings per share, growth of adjusted book value and return on equity over the performance period. For the first and second performance periods, one third of each award is based on each of the three metrics, and each metric is measured both on an absolute basis and relative to a group of Radian’s peers. The peer group used for these purposes is similar, but not identical, to the group of Radian’s peers constructed for purposes of comparing Radian’s five-year total return to stockholders. The performance shares are payable at between 0% and 200% of the target amount. We believe that this program will allow us to maintain a strong focus on building the inputs to and outputs of stockholder value creation.

Options.    In determining the number of options to be granted, the Committee reviews company performance and the individual performance of each executive, as well as the expected value of a Radian option. The Committee reviews and recommends to the board of directors (only independent directors in the case of the Chief Executive Officer) option awards for the Chief Executive Officer and Radian’s other executive officers. The Committee also reviews option grants for other employees that are recommended by the Chief Executive Officer; these recommendations include the eligibility of, and the number of stock options to be granted to, those employees who have made significant contributions to Radian’s results of operations.

To make its specific determinations, and in evaluating the Chief Executive Officer’s recommendations, the Committee reviews Radian’s performance during a calendar year by reference to quantitative factors such as Radian’s competitive position, growth in earnings, return on equity as well as various qualitative factors in determining an appropriate grant. All stock option grants are subject to approval and ratification by the board of directors (only independent directors in the case of the Chief Executive Officer).

Other Compensation

Radian’s executive officers are eligible to participate in Radian’s retirement, disability and savings plans (pension, 401(k) and employee stock purchase plan) on the same basis as other similarly situated employees. In addition, Radian’s executive officers are entitled to benefits under Radian’s voluntary deferred compensation plan for senior officers and to retirement benefits supplemental to Radian’s 401(k) and pension plan under Radian’s Supplemental Executive Retirement Plan. Radian “matches” certain employee contributions to its 401(k) savings plan with Radian common stock. The matching amounts for Radian’s named executive officers are included in the “All Other Compensation” column in the Summary Compensation Table above.

Deferred Compensation Plan.    As described in “– Deferred Compensation Plans,” Radian maintains a deferred compensation plan for its executive officers. The deferred compensation plan allows executive officers to defer (or if amounts were previously deferred, to re-defer subject to certain limitations) receipt of all or a portion of their annual bonus. Deferring compensation allows executive officers to defer income tax liability on that compensation and to earn on the deferred amounts a rate of return calculated under one of three different options available to participating executives.

Supplemental Executive Retirement Plan.    As described in “– Radian Pension Plan and Supplemental Executive Retirement Plan,” Radian maintains a supplemental retirement plan for its executive officers. The Supplemental Executive Retirement Plan is designed to assist in retaining Radian’s executive officers by providing them with a promise of future benefits contingent upon their length of service to Radian.

Perquisites.    As indicated above in footnote 4 to the Summary Compensation Table, perquisites do not comprise a significant component of the compensation of Radian’s executive officers. Radian does not maintain a formal program for providing personal benefit perquisites to officers, such as permanent lodging or defraying the cost of personal entertainment. In addition, Radian’s executive officers are encouraged and expected to serve as role models under Radian’s Code of Conduct and Ethics.

Stock Ownership Requirements

As mentioned above, the Committee believes strongly that senior executives should personally hold a meaningful equity stake in Radian in order to ensure a thorough alignment with stockholder interests. Beginning in 2004, Radian implemented share ownership requirements for its senior executive officers. In particular, these requirements specify that Radian’s Chief Financial Officer and General Counsel each must hold Radian common stock with a market value equal to two times their respective base salaries. Radian’s President, Chief Operating Officer and the president of each of Radian’s principal operating subsidiaries each must hold Radian common stock with a market value equal to five times their respective base salaries, while Radian’s Chief Executive Officer must hold common stock with a market value equal to ten times his base salary. Executives have until the later of five years after the date of their initial appointment as an executive officer of Radian or February 8, 2010 in which to satisfy these requirements.

Executive Retention and Change of Control Agreements

As described above under “– Employment and Change of Control Agreements” in connection with Radian’s transition to a new Chief Executive Officer, Radian entered into agreements with each of its then existing executive officers. The Committee believes these agreements were warranted in order to induce Radian’s executive officers to remain with Radian during this period of transition. Since the transition, it has been

Radian’s policy to enter into retention and change of control agreements on substantially similar terms with each of its newly appointed executive officers. The Committee believes that retention and change of control agreements are both a significant and necessary means for recruiting, motivating and retaining executive officers in the competitive industries in which Radian participates.

Compensation of the Chief Executive Officer

Mr. Ibrahim

On April 20, 2005, Radian entered into an employment agreement with Mr. Ibrahim in connection with his becoming Radian’s Chief Executive Officer effective May 4, 2005. The Committee approved the terms of the employment agreement and the independent directors ratified those terms. The agreement provides that Radian will pay Mr. Ibrahim an annual base salary at the rate of $725,000, subject to upward adjustment by the Committee and Radian’s independent directors at the beginning of each year during the three-year term of the agreement. The Committee, with the assistance of its independent compensation consultant, considered a broad array of market compensation data as well as amounts historically paid by Radian to its Chief Executive Officer in setting Mr. Ibrahim’s compensation under the agreement,

In May 2005, in accordance with his employment agreement, Mr. Ibrahim received an equity incentive award with an expected value of $2,190,108. One half of the expected value of the equity incentive award was granted in the form of stock options that vest ratably over four years. The other half of the expected value was granted in the form of performance shares. The performance period for the performance share award began on May 5, 2005 and ends on December 31, 2007. As described previously, performance shares under the plan are payable at between 0% to 200% of the target amount, depending on Radian’s growth of earnings per share, growth of adjusted book value and return on equity measured both on an absolute basis and relative to a group of Radian’s peers.

Under the agreement, Mr. Ibrahim was entitled to an annual target cash bonus for 2005 of no less than 175 percent of his base salary and was eligible for a target level of equity incentive compensation of no less than three times his base salary. The actual amount of Mr. Ibrahim’s cash bonus and equity incentive compensation were based on the achievement of individual and corporate performance goals and targets established jointly by Mr. Ibrahim and the Committee. In setting these targets, Mr. Ibrahim and the Committee considered, among other key measures of Radian’s performance, Radian’s return on equity, earnings per share, operating plan results, including combined ratio, growth in earnings and revenue, reduction in expenses and increases in profitability, and changes in Radian’s risk profile, as well as more subjective criteria such as implementation of Radian’s strategic plans (including the plan to diversify revenues) and Mr. Ibrahim’s individual performance. The minimum target levels for 2006 performance under the agreement (both cash and equity) are the same as those for 2005 performance.

In February 2006, Mr. Ibrahim received a cash bonus of $1,400,000 for 2005 performance and an equity incentive award with an expected value of $2,178,600. One quarter of the expected value of Mr. Ibrahim’s equity incentive award was granted in the form of stock options that vest ratably over four years. The remaining 75 percent of the expected value was granted in the form of performance shares. The performance period for Mr. Ibrahim’s performance share award began on January 1, 2006 and ends on December 31, 2008. The Committee believes Mr. Ibrahim’s incentive compensation award is both fair and reasonable in light of Radian’s overall results and Mr. Ibrahim’s contributions to these results during his first year of leadership.

Under his employment agreement, Mr. Ibrahim also received a signing bonus of $1,100,000 in cash and was awarded 40,000 shares of restricted stock. These restricted shares vest ratably on the first three anniversaries of the grant date. By electing not to sell his California home, Mr. Ibrahim also was entitled under the agreement to an additional $600,000 in cash, in lieu of amounts that he would have received for relocation expenses had he decided to relocate. In February 2006, Mr. Ibrahim requested (and the independent directors approved) that he receive this amount in the form of 10,800 shares of restricted stock. These restricted shares will vest ratably on the first three anniversaries of the February 7, 2006 grant date.

In addition to being entitled to participate in all of Radian’s other benefit programs, Mr. Ibrahim is entitled under his employment agreement to participate in Radian’s Supplemental Executive Retirement Plan. Mr. Ibrahim will be fully vested in his accrued benefits under the Supplemental Executive Retirement Plan after five years of service, and each of those five years will count as two years for purposes of benefit accrual under the plan.

Mr. Filipps

On November 22, 2004, Radian and Mr. Filipps entered into a transition and retirement agreement in connection with Mr. Filipps’s retirement as Radian’s Chairman and Chief Executive Officer effective April 30, 2005. See “– Employment and Change of Control Agreements – Mr. Filipps” above. The Committee approved the terms of the agreement and the independent directors ratified those terms. Pursuant to this agreement, Mr. Filipps was paid $1,700,962 in 2005, including $250,962 in salary (at rate equal to his base salary in effect on the date of the agreement) for transition services to Radian up to the effective date of his retirement, and severance payments in 2005 in the amount of $1,450,000. Severance payments to Mr. Filipps in 2005 consisted of (1) a continuation of Mr. Filipps’s monthly salary payments at the rate in effect on his retirement date and (2) monthly severance bonus payments paid at the same rate as if his 2004 target bonus ($1,450,000) was paid to him monthly. In addition, Mr. Filipps received a pro-rated cash bonus of $476,702 under the agreement, reflecting the period from the beginning of 2005 through the effective date of his retirement. The Committee considers the compensation paid to Mr. Filipps for 2005 to be both fair and reasonable in consideration of Mr. Filipps’s commitment to transitioning responsibility for Radian to Mr. Ibrahim.

In addition to the foregoing, Mr. Filipps is entitled to certain additional benefits as described above under “– Employment and Change of Control Agreements – Mr. Filipps,” related to his retirement.

Compliance with Internal Revenue Code Section 162(m).

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation over $1 million paid to a company’s Chief Executive Officer and the four next most highly compensated executive officers. To qualify for deductibility under Section 162(m), compensation in excess of $1 million per year paid to each of these executive officers generally must be “performance-based” compensation as determined under Section 162(m). To be performance-based compensation, the material terms of the performance goals under which the compensation is to be paid must be disclosed to and approved by stockholders before the compensation is paid. The amendments to Radian’s 1992 Stock Option Plan approved at its 1995 annual stockholders’ meeting were designed to bring the 1992 Stock Option Plan into compliance with Section 162(m). Radian’s Equity Compensation Plan also was designed to comply with Section 162(m). Further, the material terms of the Performance Share Plan were submitted for stockholder approval at the 2005 annual meeting in order to qualify the compensation payable under that plan for deductibility under Section 162(m). To the extent readily determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to Radian and to the executive officers of various payments and benefits. The Committee intends to retain the deductibility of compensation pursuant to Section 162(m), but reserves the right to provide non-deductible compensation if it determines that such action is in the best interests of Radian and its stockholders.

Members of the Compensation and Human Resources Committee

Stephen T. Hopkins (Chairman)

Howard B. Culang

Ronald W. Moore

Anthony W. Schweiger

AUDIT AND RISK COMMITTEE REPORT

The functions of the Audit and Risk Committee are outlined in its charter filed as Appendix A to Radian’s definitive proxy statement for its 2005 annual meeting of stockholders and include the following: to appoint, retain and provide for the compensation of a registered independent public accounting firm to audit Radian’s financial statements each year; to monitor the auditor’s independence; to monitor the professional services provided by the independent auditors, including pre-approving all audit and permissible non-audit services provided by the independent auditors in accordance with federal law and the rules and regulations of the SEC; to review audit results with the independent auditors; to review and discuss with management and the independent auditors Radian’s financial statements and other financial disclosures in Radian’s filings with the SEC; to establish procedures for receiving, retaining and treating complaints regarding Radian’s accounting and internal accounting controls or other auditing matters and to review with management, the independent auditors and Radian’s internal audit department Radian’s accounting and reporting principles, practices and policies and the adequacy of Radian’s internal control over financial reporting.

Before Radian’s Annual Report on Form 10-K for the year ended December 31, 2005 was filed with the SEC, the Audit and Risk Committee reviewed and discussed with management the audited Consolidated Financial Statements of Radian Group Inc. for the year ended December 31, 2005 and the notes thereto and other financial information included in the report, including the section of the report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit and Risk Committee also discussed with Deloitte & Touche LLP, Radian’s independent auditors for 2005, the matters required to be discussed by SAS 61, including, among other things, maters related to the conduct of the audit of Radian’s financial statements. The Audit and Risk Committee has received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche their independence from Radian.

Based on its reviews and discussions described above, the Audit and Risk Committee recommended to the board of directors that Radian’s audited financial statements be included in Radian’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

Members of the Audit and Risk Committee

David C. Carney (Chairman)

James W. Jennings

Jan Nicholson

Robert W. Richards

MATTERS CONCERNING OUR INDEPENDENT AUDITORS

In addition to retaining Deloitte & Touche LLP to audit Radian’s consolidated financial statements for 2005, Radian retained Deloitte & Touche, as well as other accounting firms, to provide other auditing and advisory services in 2005. Radian understands the need for Deloitte & Touche to maintain objectivity and independence in its audit of Radian’s financial statements. To minimize relationships that could appear to impair the objectivity of Deloitte & Touche, Radian’s Audit and Risk Committee is required to pre-approve all non-audit work performed by Deloitte & Touche in accordance with applicable SEC rules and Radian’s pre-approval policy filed as Appendix D to Radian’s definitive proxy statement for the 2004 annual meeting of stockholders.

The aggregate fees billed for professional services by Deloitte & Touche in 2005 and 2004 were:

Type of Fees	2005	2004
Audit Fees	$2,729,465	$2,170,500
Audit-Related Fees	$205,313	$106,700
Tax Fees	$68,769	$65,610
All Other Fees	$—	$64,446

Total	$3,003,547	$2,407,256

In the above table, in accordance with the SEC’s definitions and rules:

•	“Audit Fees” are fees for professional services for the audit of Radian’s financial statements included in its Annual Report on Form 10-K (which includes an audit of Radian’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002), for the review of Radian’s financial statements included in its Quarterly Reports on Form 10-Q, and for services that normally are provided by Deloitte & Touche in connection with statutory and regulatory filings;

•	“Audit-Related Fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of Radian’s financial statements and which are not reported under “Audit Fees,” including services related to employee benefit plan audits, the filing of registration statements and consultation on reporting matters;

•	“Tax Fees” are fees for tax compliance, tax advice and tax planning; and

•	“All Other Fees” are fees for products and services provided by Deloitte & Touche other than those services reported above. “All Other Fees” for 2004 represent fees related to regulatory matters in the United Kingdom and litigation support services.

The fees listed in the table above were pre-approved by the Audit and Risk Committee. The Audit and Risk Committee considered the nature of the non-audit services provided by Deloitte & Touche and determined that those services were compatible with the provision of independent audit services by Deloitte & Touche.

OTHER INFORMATION

Expenses of Solicitation

Radian will bear the cost of the preparing and soliciting proxies. Proxies may also be solicited by Radian’s officers and directors and a small number of its employees, who will not be specially compensated for their services, but who will be entitled to reimbursement for actual expenses incurred in connection with the solicitation. We also will request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to beneficial owners and to request authority for the execution of proxies and, upon request, we will pay their reasonable charges and reimburse their reasonable expenses. In addition, Radian has engaged Georgeson Shareholder Communications Inc. solely to transmit proxy soliciting materials, at a cost not expected to exceed $2,000 plus reasonable out of pocket fees.

Incorporation by Reference

The information contained in the proxy statement under the headings “Compensation of Directors and Executive Officers – Executive Compensation – Total Stockholder Return Graph” and “– Compensation and Human Resources Committee Report on Executive Compensation” and under the heading “Audit and Risk Committee Report” is not “soliciting material,” nor is it “filed” with the SEC, nor shall it be deemed incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Radian specifically incorporates it by reference in such filing.

Stockholder Proposals for the 2007 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in our proxy statement for next year’s annual meeting must do so in compliance with applicable SEC rules and regulations. Under Rule 14a-8 adopted by the SEC, to be considered for inclusion in our proxy materials for next year’s annual meeting, a stockholder proposal must be received in writing by our Secretary at our principal office set forth on the cover page of this proxy statement no later than December 19, 2006. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials next year. Any such proposals also need to comply with the various provisions of Rule 14a-8, which governs the basis on which stockholder proposals can be included or excluded from company-sponsored proxy materials.

If a stockholder desires to submit a proposal for consideration at the 2007 annual meeting, but not have the proposal included with our proxy solicitation materials relating to the 2007 annual meeting, the stockholder must comply with the procedures set forth in our by-laws. This means that the written proposal must be received by our Secretary at our principal office set forth on the cover page of this proxy statement at least 60 days before the 2007 annual meeting (except that if we give less than 75 days’ notice or other public disclosure of the 2007 annual meeting, then the proposal must be received by our Secretary no later than the close of business on the 15th day after the day on which we mail the notice of the 2007 annual meeting or make such public disclosure). The full text of the relevant by-law provisions may be obtained upon written request directed to Radian’s Secretary at our principal office set forth on the cover page of this proxy statement. A copy of our by-laws is also posted on the corporate governance section of Radian’s website, www.radian.biz. The procedures for stockholders to follow to nominate candidates for election to our board of directors are described in the section of this proxy statement entitled “Corporate Governance Matters – Consideration of Director Nominees.”

By Order of the Board of Directors,

Howard S. Yaruss

Secretary

April 18, 2006

APPENDIX A

RADIAN GROUP INC.

EQUITY COMPENSATION PLAN

(As Proposed to be Amended and Restated as of May 9, 2006)

The purpose of the Equity Compensation Plan (the “Plan”) of Radian Group Inc. (the “Company”) is to promote the interests of the Company by providing incentives to (i) designated officers and other employees of the Company or an Affiliate (as defined herein), and (ii) non-employee members of the Board of Directors of the Company (the “Board”), to encourage them to acquire a proprietary interest, or to increase their proprietary interest, in the Company. The Company believes that the Plan will cause participants to contribute materially to the growth of the Company, thereby benefiting the Company’s stockholders. For purposes of the Plan, the term “Affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, the Company; and the terms “Parent Corporation” and “Subsidiary Corporation” shall have the meanings set forth in subsections (e) and (f) of Section 424 of the Internal Revenue Code of 1986, as amended (the “Code”).

1.	Administration

The Plan shall be administered and interpreted by a committee of the Board (the “Committee”); provided, however, that grant decisions made hereunder shall be made by at least two persons, each of whom may be (i) ”outside directors” as defined under Section 162(m) of the Internal Revenue Code, and (ii) “non-employee directors” as defined under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board may appoint a subcommittee for this purpose, in which case references herein to the “Committee” shall mean the subcommittee as appropriate. The Committee shall have the sole authority to determine (i) who is eligible to receive Grants (as defined in Section 2 below) under the Plan, (ii) the type, size and terms of each Grant under the Plan (subject to Section 4 below), (iii) the time when each Grant will be made and the duration of any exercise or restriction period; (iv) any restrictions on resale applicable to the shares to be issued or transferred pursuant to the Grant; and (v) any other matters arising under the Plan. The Committee may, in its discretion or in accordance with a directive from the Board, waive any provisions of any Grant, provided such waiver is not inconsistent with the terms of this Plan as then in effect. The Committee may, if it so desires, base any of the foregoing determinations upon the recommendations of management of the Company. A majority of the Committee shall constitute a quorum thereof, and the actions of a majority of the Committee at a meeting at which a quorum is present, or actions unanimously approved in writing by all members of the Committee, shall be actions of the Committee. The Committee shall have full power and authority to administer and interpret the Plan and to adopt or amend such rules, regulations, agreements and instruments as it may deem appropriate for the proper administration of the Plan. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any Grants under the Plan. No person acting under this subsection shall be held liable for any action or determination made with respect to the Plan or any Grant under the Plan, except for the willful misconduct or gross negligence of such person.

2.	Grants

Incentives under the Plan shall consist of Incentive Stock Options (as defined in Section 5(b) below), Nonqualified Stock Options (as defined in Section 5(b) below), Restricted Stock Grants (as defined in Section 6 below), SARs (as defined in Section 7 below), Phantom Stock (as defined in Section 8 below), and Performance Share Awards (as defined in Section 9 below) (hereinafter collectively referred to as “Grants”). All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions of any nature as the Committee deems appropriate and specifies in writing to the participant (the “Grant Letter”), as long as they are not inconsistent with the Plan. The Committee shall approve the form and provisions of each Grant Letter. Grants under any section of the Plan need not be uniform as among the participants receiving the same type of Grant, and Grants under two or more sections of the Plan may be combined in one Grant Letter.

3.	Shares Subject to the Plan

(a) The aggregate number of shares of the Common Stock, par value $0.001 (“Common Stock”), of the Company that may be issued or transferred under the Plan is 9,400,000, subject to adjustment pursuant to Section 3(b) below. The maximum number of shares of Common Stock for which any Grantee may be granted options (and related stock appreciation rights) under the Plan is limited to 150,000 for any calendar year, subject to adjustment pursuant to Section 3(b) below. The shares may be authorized but unissued shares or reacquired shares. If and to the extent that options or SARs granted under the Plan terminate, expire or are canceled without having been exercised (including shares canceled as part of an exchange of Grants), or if any shares of restricted stock or Phantom Stock or any Performance Share Awards are forfeited, the shares subject to such Grant shall again be available for subsequent Grants under the Plan.

(b) If any change is made to the Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, or exchange of shares or any other change in capital structure made without receipt of consideration), then unless such event or change results in the termination of all outstanding Grants under the Plan, the Committee shall preserve the value of the outstanding Grants by adjusting the maximum number and class of shares issuable under the Plan to reflect the effect of such event or change in the Company’s capital structure, and by making appropriate adjustments to the number and class of shares, the exercise price of each outstanding Grant and otherwise, except that any fractional shares resulting from such adjustments shall be eliminated by rounding any portion of a share equal to .500 or greater up, and any portion of a share equal to less than .500 down, in each case to the nearest whole number.

4.	Eligibility for Participation

Officers and other employees of the Company or an Affiliate, and non-employee members of the Board, shall be eligible to participate in the Plan (hereinafter referred to individually as an “Eligible Participant” and collectively as “Eligible Participants”). Only Eligible Participants who are officers or other employees of the Company or a Parent Corporation or Subsidiary Corporation shall be eligible to receive Incentive Stock Options and Performance Share Awards. All Eligible Participants shall be eligible to receive Nonqualified Stock Options, Restricted Stock Grants, SARs and Phantom Stock. The Committee shall select from among the Eligible Participants those who will receive Grants (the “Grantees”) and shall determine the number of shares of Common Stock subject to each Grant. The Committee may, if it so desires, base any such selections or determinations upon the recommendations of management of the Company. Nothing contained in the Plan shall be construed to limit in any manner whatsoever the right of the Company to grant rights or options to acquire Common Stock or awards of Common Stock otherwise than pursuant to the Plan.

5.	Stock Options

(a)    Number of Shares.    The Committee, in its sole discretion, shall determine the number of shares of Common Stock that will be subject to each option.

(b)    Type of Option and Option Price.

(1) The Committee may grant options qualifying as incentive stock options within the meaning of Section 422 of the Code (“Incentive Stock Options”) and other stock options (“Nonqualified Stock Options”), in accordance with the terms and conditions set forth herein, or may grant any combination of Incentive Stock Options and Nonqualified Stock Options (hereinafter referred to collectively as “Stock Options”). The option price per share of each Stock Option shall not be less than the fair market value (as defined herein) of a share of Common Stock on the date of grant (subject to the following sentence). If the Grantee of an Incentive Stock Option is the owner of Common Stock (as determined under section 424(d) of the Code) who possesses more than 10% of the total combined voting power of all classes of stock of the Company or a Parent Corporation or Subsidiary Corporation, the option price per share in the case of an Incentive Stock Option shall not be less than 110% of the fair market value of a share of Common Stock on the date of grant.

(2) For all valuation purposes under the Plan, the fair market value of a share of Common Stock shall be the closing price at which the Common Stock shall have been sold regular way on the New York Stock Exchange on the date as of which such value is being determined or, if no sales occurred on such day, then on the next preceding day on which there were such sales, or, if at any time the Common Stock shall not be listed on the New York Stock Exchange, the fair market value as determined by the Committee on the basis of available prices for such Common Stock or in such manner as may be authorized by applicable regulations under the Code.

(c)    Exercise Period.    The Committee shall determine the option exercise period of each Stock Option. The exercise period shall not exceed ten years from the date of grant. However, if the Grantee of an Incentive Stock Option is the owner of Common Stock (as determined under Section 424(d) of the Code) who possesses more than 10% of the total combined voting power of all classes of stock of the Company or a Parent Corporation or Subsidiary Corporation, the exercise period shall not exceed five years. Notwithstanding any determinations by the Committee regarding the exercise period of any Stock Option, all outstanding Stock Options shall become immediately exercisable upon a Change of Control of the Company (as defined in Section 11 below).

(d)    Vesting of Options and Restrictions on Shares.    The vesting period for Stock Options shall commence on the date of grant and shall end on the date or dates, determined by the Committee, that shall be specified in the Grant Letter; provided, however, that unless otherwise specified in the Grant Letter, each Stock Option shall vest and become exercisable in cumulative installments to the extent of 25% of the number of shares originally covered thereby on and after the first, second, third and fourth anniversaries of the grant of the Stock Option, if the Grantee is an employee of the Company or a Parent Corporation or Subsidiary Corporation (or an Affiliate, in the case of a Nonqualified Stock Option), or a non-employee member of the Board in the case of a Nonqualified Stock Option, on such anniversary. The Committee may impose upon the shares of Common Stock issuable upon the exercise of a Stock Option such restrictions as it deems appropriate and specifies in the Grant Letter. During any period in which such restrictions apply, the provisions of Section 6(d) below shall be applicable to such shares, and the Committee, in such circumstances as it deems equitable, may determine that all such restrictions shall lapse. Notwithstanding any other provision of the Plan, all outstanding Stock Options shall become immediately exercisable upon the earliest to occur of the following, if at such time the Grantee is an employee of the Company or a Parent Corporation or Subsidiary Corporation (or an Affiliate, in the case of a Nonqualified Stock Option), or a non-employee member of the Board in the case of a Nonqualified Stock Option: (i) the Grantee’s normal retirement date, (ii) five years from the date of the Grant, (iii) the Grantee’s death or Disability, or (iv) the occurrence of a Change of Control of the Company (as defined in Section 10 below). For purposes of this Plan, “Disability” shall mean a physical or mental impairment of sufficient severity that the Grantee is both eligible for and in receipt of benefits under the long-term disability program maintained by the Company.

(e)    Manner of Exercise.    A Grantee may exercise a Stock Option by delivering a duly completed notice of exercise to the Secretary of the Company. Unless other arrangements satisfactory to the Company are made, no shares of Common Stock shall be issued on the exercise of a Stock Option unless paid for in full at the time of purchase. Payment for shares of Common Stock purchased upon the exercise of a Stock Option shall be made in cash or, with the consent of the Committee, in whole or in part in such shares of Common Stock held for at least six months valued at the then fair market value thereof. Stock certificates for the shares of Common Stock so paid will be issued and delivered to the person entitled thereto only at the Company’s office in Philadelphia, PA. No person shall have any rights as a stockholder with respect to any share of Common Stock covered by a Stock Option unless and until such person shall have become the holder of record of such share, and, except as otherwise permitted in Section 3(b) hereof, no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property or distributions or other rights) in respect of such share for which the record date is prior to the date on which such person shall have become the holder of record thereof.

(f)    Termination of Employment, Retirement, Disability or Death.

(1) (A) If a Grantee is an employee and ceases to be an Eligible Participant for any reason other than retirement, Disability or death, any Stock Option which is otherwise exercisable by the Grantee shall terminate unless exercised by the Grantee within 90 days after the date on which the Grantee ceases to be an Eligible Participant (or within such other period of time, which may be longer or shorter than 90 days, specified in the Grant Letter), but in any event no later than the date of expiration of the option exercise period. (B) In the event of the Disability or death of such Grantee, any Stock Option which was otherwise exercisable by such Grantee shall terminate unless exercised by the Grantee (or the Grantee’s personal representative) within one year after the date on which the Grantee ceases to be an Eligible Participant (or within such other period of time, which may be longer or shorter than one year, specified in the Grant Letter), but in any event no later than the date of expiration of the option exercise period. (C) In the event of the retirement of such Grantee, any Stock Option which was otherwise exercisable by such Grantee at the date of retirement may be exercised by the Grantee at any time prior to the normal expiration of the option exercise term. The term “retirement” as used herein shall mean a Grantee’s retirement as defined under the Company’s Pension Plan.

(2) If a Grantee is a non-employee director and ceases to be an Eligible Participant due to Grantee’s failure to be nominated for reelection to the Board or failure to be reelected after nomination, any Stock Option which is otherwise exercisable by the Grantee shall terminate unless exercised by the Grantee within 90 days after the date on which the Grantee ceases to be an Eligible Participant (or within such other period of time, which may be longer or shorter than 90 days, as may be specified in the Grant Letter), but in any event no later than the date of expiration of the option exercise period. In the event of a voluntary departure from the Board, Disability or death of such Grantee, any Stock Option which was otherwise exercisable by such Grantee at the date of such voluntary departure from the Board, Disability or death, may be exercised by the Grantee (or the Grantee’s personal representative) at any time prior to the normal expiration of the option exercise term.

(g)    Limits on Incentive Stock Options.    Each Grant of an Incentive Stock Option shall provide that:

(1) the Stock Option is not transferable by the Grantee, except, in the case of an individual Grantee, by will or the laws of descent and distribution;

(2) the Stock Option is exercisable only by the Grantee, except as otherwise provided herein or in the Grant Letter in the event of the death of an individual Grantee; and

(3) the aggregate fair market value of the Common Stock on the date of the Grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year under the Plan and under any other stock option plan of the Company shall not exceed $100,000.

(h)    Exchange Act Limitation.    Unless the Grantee could otherwise transfer Common Stock issued pursuant to the Stock Option without incurring liability under Section 16(b) of the Exchange Act, at least six months must elapse from the date of acquisition of the Stock Option until the date of disposition of the Common Stock issued upon exercise thereof.

(i)    Replacement Options.    If a Stock Option granted pursuant to the Plan may be exercised by a Grantee by means of a stock-for-stock swap method of exercise as provided in 5(e) above, then the Committee may, in its sole discretion, authorize the Grantee to automatically receive a replacement Stock Option pursuant to this part of the Plan. This replacement option shall cover a number of shares determined by the Committee. The per share exercise price of the replacement option shall equal the then current fair market value of a share of Stock, and shall have a term extending to the expiration date of the original Stock Option. The Committee shall have the right, in its sole discretion and at any time, to discontinue the automatic grant of replacement options if it determines the continuance of such grants to no longer be in the best interest of the Company.

6.	Restricted Stock Grants

The Committee may issue shares of Common Stock to an Eligible Participant pursuant to an incentive or long range compensation plan, program or contract approved by the Committee (a “Restricted Stock Grant”). The following provisions are applicable to Restricted Stock Grants:

(a)    General Requirements.    Shares of Common Stock issued pursuant to Restricted Stock Grants will be issued for or in consideration for cash or services rendered having a value, as determined by the Board, at least equal to the par value thereof. All conditions and restrictions imposed under each Restricted Stock Grant, and the period of years during which the Restricted Stock Grant will remain subject to such restrictions, shall be set forth in the Grant Letter and designated therein as the “Restriction Period.” All restrictions imposed under any Restricted Stock Grant shall lapse on such date or dates as the Committee may approve until the restrictions have lapsed as to 100% of the shares, except that upon a Change of Control of the Company, all restrictions on the transfer of the shares which have not been forfeited prior to such date shall immediately lapse and all such shares shall become fully vested. In addition, the Committee, in circumstances that it deems equitable, may determine as to any or all Restricted Stock Grants, that all the restrictions shall lapse, notwithstanding any Restriction Period.

(b)    Number of Shares.    The Committee, in its sole discretion, shall determine the number of shares of Common Stock that will be granted in each Restricted Stock Grant.

(c)    Requirement of Relationship with Company.    If the Grantee’s relationship with the Company (as an employee or non-employee member of the Board, as the case may be) terminates during the period designated in the Grant Letter as the Restriction Period, the Restricted Stock Grant shall terminate as to all shares covered by the Grant as to which restrictions on transfer have not lapsed, and such shares shall be immediately returned to the Company. The Committee may, in its sole discretion, provide for complete or partial exceptions to the provisions of this Section 6(c).

(d)    Restrictions on Transfer and Legend on Stock Certificate.    During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Common Stock to which such Restriction Period applies except to a Successor Grantee pursuant to Section 10(a) below. Each certificate representing a share of Common Stock issued or transferred under a Restricted Stock Grant shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate or certificates representing any such shares as to which all restrictions have lapsed.

(e)    Shareholder Rights.    Except as provided in this Section 6, the Grantee shall have, with respect to shares of Common Stock issued pursuant to a Restricted Stock Grant, all of the rights of a shareholder, including the right to vote the shares and the right to receive any cash dividends.

7.	Stock Appreciation Rights

(a)    General Provisions.    Stock Appreciation Rights (“SARs”) may be granted in conjunction with all or part of any Stock Option granted under the Plan. In the case of a Nonqualified Stock Option, such rights may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of grant of such Stock Option. The exercise price of each SAR shall be equal to (i) the exercise price or option price of the related Stock Option or (ii) the fair market value of a share of Common Stock as of the date of grant of such Stock Appreciation Right, but only in such circumstances where the SAR is granted subsequent to the date of grant of the related Stock Option and an exercise price established in accordance with clause (i) above would result in the disallowance of the Company’s expense deduction pursuant to Section 162(m) of the Code.

(b)    Number of SARs.    The number of SARs granted to a Grantee which shall be exercisable during any given period of time shall not exceed the number of shares of Common Stock which the Grantee may purchase upon the exercise of the related Stock Option during such period. Upon the exercise of a Stock Option, the SARs relating to the Common Stock covered by the Stock Option shall terminate. Upon the exercise of any SARs, the related Stock Option shall terminate to the extent of an equal number of shares of Common Stock.

(c)    Settlement Amount.    Upon a Grantee’s exercise of some or all of the Grantee’s SARs, the Grantee shall receive in settlement of such SARs an amount equal to the stock appreciation (as defined herein) for the number of SARs exercised, payable in cash, Common Stock or a combination thereof. The “stock appreciation” for an SAR is the difference between the option price specified for the related Stock Option (or the exercise price otherwise determined under (a), above) and the fair market value of the underlying Common Stock on the date of exercise of the SAR.

(d)    Settlement Election.    Upon the exercise of any SARs, the Grantee shall have the right to elect the portions of the settlement amount that the Grantee desires to receive in cash and shares of Common Stock, respectively. For purposes of calculating the number of shares of Common Stock to be received upon settlement, shares of Common Stock shall be valued at their fair market value on the date of exercise of the SARs. Notwithstanding the foregoing, the Committee shall have the right (i) to disapprove a Grantee’s election to receive such settlement in whole or in part in cash, and to require that shares of Common Stock be delivered in lieu of cash or (ii) to require that settlement be made in cash if the Company does not or may not in the future have sufficient shares authorized for issuance. If shares of Common Stock are to be received upon exercise of an SAR, cash shall be delivered in lieu of any fractional share.

(e)    Exercise.    Any SAR is exercisable only during the period when the Stock Option to which it is related is also exercisable.

8.	Phantom Stock

(a)    General Provisions.    The Committee may grant Phantom Stock in such amounts as it deems appropriate. Phantom Stock shall give the Grantee the right to receive shares of Common Stock on a conversion date specified by the Committee. The Committee may establish conditions on the conversion of Phantom Stock and restrictions on vesting, if any, as it deems appropriate. The period of years during which a Phantom Stock Grant will be subject to any vesting restrictions shall be set forth in the Grant Letter and designated as the “Restriction Period”. All vesting restrictions imposed under a Phantom Stock Grant shall lapse on such date or dates as the Committee may approve, except that upon a Change of Control of the Company, all restrictions shall immediately lapse and the Phantom Stock shall become fully vested. In addition, the Committee, in circumstances that it deems equitable, may determine as to any or all Phantom Stock Grants that the Grants shall not be subject to vesting restrictions, or that the restrictions shall lapse notwithstanding any Restriction Period. Each share of Phantom Stock shall be granted at full value with no exercise price.

(b)    Number of Shares of Phantom Stock; Accounts.    The Committee, in its sole discretion, shall determine the number of shares that will be granted pursuant to each Phantom Stock Grant. The Company shall credit to a bookkeeping account established on its records all shares of Phantom Stock credited to a Grantee.

(c)    Requirement of Relationship with Company.    Except as provided in the Grant Letter, if the Grantee’s relationship with the Company (as an employee or non-employee member of the Board, as the case may be) terminates during any period designated in the Grant Letter as the Restriction Period, the Phantom Stock Grant shall terminate as to all shares covered by the Grant as to which vesting restrictions have not lapsed, and such shares shall be forfeited. The Committee may, in its sole discretion, provide for complete or partial exceptions to the provisions of this Section 8(c).

(d)    Dividend Equivalents.    The Company shall credit dividend equivalents on Phantom Stock as and when dividends are payable on Common Stock. Dividend equivalents shall be converted to additional shares of Phantom Stock on the dividend payment date and credited to the Grantee’s accounts.

(e)    Conversion.    On the date specified in the Grant Letter as the conversion date for the Grantee’s Phantom Stock, the Grantee shall receive in settlement of such Phantom Stock a number of shares of common Stock equal to the Phantom Stock then credited to the Grantee’s account. Payment shall be made in whole shares of Common Stock, with fractional shares paid in cash.

(f)    No Rights as a Shareholder.    A Grantee shall not have any rights as a stockholder with respect to any Phantom Stock, including with respect to dividends and voting. Grantees shall be unsecured creditors of the Company with respect to Phantom Stock Grants.

9.	Performance Share Awards

(a)    General Provisions.    The Committee may grant Performance Share Awards (“Performance Share Awards”) to key employees of the Company under and pursuant to this Section 9 and the Company’s Performance Share Plan adopted by the Board effective February 8, 2005, or any successor thereto (the “Performance Plan”). A Performance Share Award shall entitle the Grantee to receive shares of Common Stock or a payment in cash upon settlement of the Performance Share Award at the conclusion of the Award Term (as defined in the Performance Plan), contingent upon the satisfaction of certain Performance Goals (as defined in the Performance Plan) established by the Committee. The terms and conditions of each Performance Share Award, including the Grantee, the target number of shares thereunder, the Performance Goals, the Award Term, and the formula, method or matrix for determining payout, shall be determined by the Committee in accordance with the Performance Plan and set forth in the Grant Letter. Shares of Common Stock issued under a Performance Share Award shall be granted at full value with no exercise price.

(b)    Number of Shares; Accounts.    The Committee, in its sole discretion, shall determine the target number of shares of Common Stock that will be subject to each Performance Share Award. The actual number of shares that may be issued upon settlement of a Performance Share Award will be determinable at the conclusion of the Award Term. The Company shall establish on its records and maintain a bookkeeping account in which shall be recorded the number of shares of Common Stock subject to a Performance Share Award and the number of shares actually credited to a Grantee.

(c)    Termination of Relationship with Company.    If the Grantee’s employment with the Company terminates during the Award Term of a Performance Share Award then, depending upon the reason for such termination, such Performance Share Award may continue in force or may terminate, as provided by the applicable provisions of the Performance Plan.

(d)    Change of Control.    Upon a Change of Control of the Company, any outstanding Performance Share Awards shall be treated in accordance with the Performance Plan.

(e)    Settlement.    Upon the conclusion of the Award Term of a Performance Share Award as specified in the Grant Letter, the Grantee shall receive in settlement of such Performance Share Award a number of shares of Common Stock or a payment in cash, or a combination thereof, as may be determined in accordance with the Performance Plan.

(f)    No Rights as a Shareholder.    A Grantee shall not have any rights as a stockholder with respect to shares of Common Stock subject to a Performance Share Award prior to the issuance of such shares, including with respect to dividends and voting. Grantees shall be unsecured creditors of the Company with respect to Performance Share Awards.

10.	Transferability of Options and Grants

(a)    Restrictions on Transferability.    Only a Grantee (or, in the case of an individual Grantee, his or her authorized legal representative) may exercise rights under a Grant except as otherwise stated herein and in Section 10(b) below. No individual Grantee may transfer those rights except by will or by the laws of descent and distribution or, in the case of a Nonqualified Stock Option, if permitted by the Committee in its sole discretion, pursuant to a qualified domestic relations order as defined under the Code or Title I of ERISA or the rules thereunder or pursuant to Section 10(b) below. Upon the death of an individual Grantee, the personal representative or other person entitled to succeed to the rights of the Grantee (“Successor Grantee”) may exercise such rights. A Successor Grantee shall furnish proof satisfactory to the Company of such person’s right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(b)    Nonqualified Stock Options.    Notwithstanding the foregoing, the Committee may provide that a Grantee may transfer Nonqualified Stock Options to family members, one or more trusts for the benefit of family members, or one or more partnerships of which family members are the only partners, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

11.	Change of Control of the Company

As used herein, a “Change of Control” shall be deemed to have taken place if (i) any Person (except for an employee or his or her family, the Company or any employee benefit plan of the Company or of any Affiliate, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person shall become the Beneficial Owner in the aggregate of 20% or more of the shares of the Company then outstanding and entitled to vote for directors generally, (ii) any Person (except an employee and his or her family), together with all Affiliates and Associates of such Person, purchases substantially all of the assets of the Company, or (iii) during any twenty-four (24) month period, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of at least seventy-five percent (75%) of the directors who were not directors at the beginning of such period was approved by a vote of at least seventy-five percent (75%) of the directors in office at the time of such election or nomination who were directors at the beginning of such period. For purposes of this definition, “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act; “Person” shall mean any individual, firm, corporation, partnership or other entity; and “Beneficial Owner” shall mean:

(i) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for payment, purchase or exchange;

(ii) that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 under the Exchange Act), including without limitation, pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the “Beneficial Owner” of any security under this subsection (ii) as a result of an oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable successor report); or

(iii) where voting securities are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy described in the proviso to subsection (ii) above) or disposing of any voting securities of the Company;

provided, however, that nothing in this definition shall cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until expiration of forty (40) days after the date of such acquisition.

12.	Dissolution, Liquidation or Winding Up

If the Company is to be dissolved or liquidated, then, at least ten days prior to the effective date of such event, the Company shall give each Grantee with any outstanding Grants written notice of such event. Each such Grantee shall thereupon have the right to exercise in full any installments of such Grants not previously exercised (whether or not the right to exercise such installments has accrued pursuant to such Grants), within ten days after such written notice is sent by the Company. Any installments of such Grants not so exercised shall thereafter lapse and be of no further force or effect.

13.	Amendment and Termination of the Plan and Grants

(a)    Amendment.    The Board may amend or terminate the Plan at any time, subject to the following limitations:

(1) the approval by the stockholders of the Company and approval by the Committee shall be required in respect of any amendment to the extent then required by applicable law or by the regulations of the U.S. Securities and Exchange Commission or the New York Stock Exchange or any other applicable exchange; and

(2) the Board shall not amend the Plan without stockholder approval if such amendment would cause the Plan, any Grant or the exercise of any right under the Plan to fail to comply with the requirements of Rule 16b-3 under the Exchange Act (or any successor provision), or if such amendment would cause the Plan or the Grant or exercise of an Incentive Stock Option to fail to comply with the requirements of Section 422 of the Code including, without limitation, a reduction of the option price set forth in Section 5(b) above or an extension of the period during which an Incentive Stock Option may be exercised as set forth in Section 5(c) above.

(b)    Termination of Plan.    The Plan shall terminate on December 31, 2008, unless earlier terminated by the Board or unless extended by the Board with the approval of the stockholders.

(c) Termination and Amendment of Outstanding Grants.

(1)    General.    A termination or amendment of the Plan that occurs after a Grant is made shall not result in the termination or amendment of the Grant unless the Grantee consents or unless the Committee acts under Section 21(b) below. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 21(b) below or may be amended by agreement of the Company and the Grantee which is consistent with the Plan.

(2)    No Repricing.    Neither the Company, the Board nor the Committee shall, without the further approval of the stockholders of the Company either prior or subsequent to such action, authorize (i) the amendment of any outstanding Grant to reduce the exercise price per share of such Grant, or (ii) the cancellation and replacement of such Grant in exchange for a Grant having a lower exercise price per share, except for an exchange in connection with a merger, consolidation, acquisition, reorganization, spin-off or other corporate transaction. This Section 13(c)(2) is intended to prohibit the repricing of “underwater” Grants and shall not be construed to prohibit the adjustments provided for in Section 3(b) of this Plan.

14.	Funding of the Plan

The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under the Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

15.	Rights of Eligible Participants

Nothing in the Plan shall entitle any Eligible Participant or other person to any claim or right to any Grant under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Eligible Participant or Grantee any rights to be retained by the Company in any capacity, whether as an employee, non-employee member of the Board, independent contractor, consultant or otherwise.

16.	Withholding of Taxes

The Company shall have the right to deduct from all Grants paid in cash any federal, state or local taxes required by law to be withheld with respect to such Grants paid in cash. In the case of Grants paid in Common Stock, the Company shall have the right to require the Grantee to pay to the Company the amount of any taxes which the Company is required to withhold in respect of such Grants or to take whatever action it deems necessary to protect the interests of the Company in respect of such tax liabilities, including, without limitation, withholding a portion of the shares of Common Stock otherwise deliverable pursuant to the Plan. The Company’s obligation to issue or transfer shares of Common Stock in connection with any Grant shall be conditioned upon the Grantee’s compliance with the requirements of this section to the satisfaction of the Committee.

17.	Agreements with Grantees

Each Grant made under the Plan shall be evidenced by a Grant Letter containing such terms and conditions as the Committee shall approve.

18.	Requirements for Issuance of Shares

No Common Stock shall be issued or transferred under the Plan unless and until all applicable legal requirements have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Stock Option, Restricted Stock Grant, SAR, Phantom Stock Grant or Performance Share Award on the Grantee’s undertaking in writing to comply with such restrictions on any subsequent disposition of the shares of Common Stock issued or transferred thereunder as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions.

19.	Headings

The section headings of the Plan are for reference only. In the event of a conflict between a section heading and the content of a section of the Plan, the content of the section shall control.

20.	Effective Dates

(a)    Effective Date of the Plan.    The Plan shall be effective as of January 1, 1995, subject to the approval of the Company’s stockholders within 12 months after such effective date.

(b)    Effectiveness of Section 16 Provisions.    The provisions of the Plan that refer to, or are applicable to persons subject to, Section 16 of the Exchange Act shall be effective, if at all, upon the registration of the Common Stock under the Exchange Act, and shall remain in effect thereafter for so long as the Common Stock is registered under the Exchange Act.

21.	Miscellaneous

(a)    Substitute Grants.    The Committee may make a Grant to an employee, a non-employee director, or an independent contractor or consultant of another corporation, if such person shall become an Eligible Participant by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or an Affiliate and such other corporation. Any such Grant shall be made in substitution for a stock option or restricted stock grant granted by the other corporation (“Substituted Stock Incentives”), but the terms and conditions of the substitute Grant may vary from the terms and conditions required by the Plan and from those of the Substituted Stock Incentives. The Committee shall prescribe the provisions of the substitute Grants.

(b)    Compliance with Law.    The Plan, the exercise of Grants and the obligations of the Company to issue or transfer shares of Common Stock under Grants shall be subject to all applicable laws and required approvals by any governmental or regulatory agencies. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan shall comply with all applicable conditions of Rule 16b-3 or any successor provisions under the Exchange Act. The Committee may revoke any Grant if it is contrary to law or modify any Grant to bring it into compliance with any valid and mandatory government regulations. The Committee may also adopt rules regarding the withholding of taxes on payments to Grantees. The Committee may, in its sole discretion, agree to limit its authority under this section.

This amendment and restatement of the Radian Group Inc. Equity Compensation Plan was adopted by the Board of Directors of the Company on February 7, 2006, to be submitted to the stockholders of the Company for their approval as of May 9, 2006.

RADIAN GROUP INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 9, 2006

Solicited on Behalf of the Board of Directors

The undersigned hereby authorizes Howard S. Yaruss and C. Robert Quint, and each of them, individually, as proxies and agents of the undersigned (the “Proxies”), each with power of substitution to vote and otherwise represent, as indicated on the reverse side hereof, all of the shares of common stock of Radian Group Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Company’s offices, 1601 Market Street, 11th floor, Philadelphia, PA, on Tuesday, May 9, 2006 at 9:00 a.m. local time, and any postponement(s) or adjournment(s) thereof.

The undersigned acknowledges receipt of the Notice of 2006 Annual Meeting of Stockholders and the Proxy Statement dated in each case April 18, 2006. All other proxies heretofore given by the undersigned to vote shares of the Company’s common stock at the Annual Meeting are expressly revoked.

To include any comments, please mark this box. [    ]

RADIAN GROUP INC.

P.O. BOX 11024

NEW YORK, N.Y. 10203-0024

DETACH PROXY CARD HERE

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

Votes must be indicated (x) in Black or Blue ink.

When properly signed, dated and returned, this proxy will be voted in accordance with the choices specified below. If no choice is specified, this proxy will be voted “FOR ALL” nominees for Proposal 1 and “FOR” Proposals 2 and 3 below. The Proxies are authorized to vote in ther discretion on such other matters as may properly come before the Annual Meeting or any adjourment(s) or postponements) thereof.

1.	To elect ten directors for terms of one year each, to serve until their successors have been duly elected and qualified;

WITHHOLD FOR ALL

FOR ALL

(Except as Marked)*

2.	To amend Radian’s Equity Compensation Plan to

extend the term of the plan from December 31, 2006

through December 31,2008;

3.	To ratify the selection of Deloitte & Touche LLP as

Radian’s independent auditors for the year ending

December 31,2006.

FOR AGAINST ABSTAIN

Nominees: Herbert Wender, David C. Carney, Howard B. Culang, Stephen T. Hopkins, Sanford A. Ibrahim, James W. Jennings, Ronald W. Moore, Jan Nicholson, Robert W. Richards, Anthony W. Schweiger

*(Instructions: To withhold authority to vote for any individual nominee(s), write the name(s) of the nominee(s) on the following blank line.)

Exceptions

To change your address, please mark this box.

SCAN LINE

Please sign exactly as your name or names appear on this proxy card. If stock is held jointly, each holder must sign. If signing as an attorney, trustee, executor, administrator, custodian, or guardian, please give full title. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Co-Owner sign here

Date Share Owner sign here